UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934 (Amendment No. )

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EchoStar Corporation
(Name of Registrant as Specified In Its Charter)

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September 18, 2014

DEAR SHAREHOLDER:

It is my pleasure to invite you to attend the 2014 Annual Meeting of Shareholders of EchoStar Corporation.  The Annual Meeting will be held on Wednesday, October 29, 2014, at 11:00 a.m., local time, at EchoStar’s headquarters at 100 Inverness Terrace East, Englewood, Colorado 80112.

The enclosed Notice of 2014 Annual Meeting of Shareholders and Proxy Statement describe the proposals to be considered and voted upon at the Annual Meeting.  During the Annual Meeting, we will also review EchoStar’s operations and other items of general interest regarding the corporation.

We hope that all shareholders will be able to attend the Annual Meeting.  Whether or not you plan to attend the Annual Meeting in person, it is important that you be represented.  To ensure that your vote is received and counted, please follow the instructions included with your proxy card to vote online or by mail or telephone.

On behalf of the Board of Directors and senior management, I would like to express our appreciation for your support and interest in EchoStar.  I look forward to seeing you at the Annual Meeting.

CHARLES W. ERGEN

Chairman of the Board of Directors

NOTICE OF 2014 ANNUAL MEETING OF SHAREHOLDERS

TO THE SHAREHOLDERS OF ECHOSTAR CORPORATION:

The Annual Meeting of Shareholders of EchoStar Corporation will be held on October 29, 2014, at 11:00 a.m., local time, at 100 Inverness Terrace East, Englewood, Colorado 80112, for the following purposes:

1.              To elect seven directors to our Board of Directors;

2.              To ratify the appointment of KPMG LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2014;

3.              To re-approve the material terms of the performance goals of the EchoStar Corporation 2008 Stock Incentive Plan for purposes of complying with Section 162(m) of the Internal Revenue Code of 1986, as amended;

4.              To approve the compensation of our named executive officers on a non-binding advisory basis; and

5.              To consider and act upon any other business that may properly come before the Annual Meeting or any adjournment or postponement of the Annual Meeting.

You may vote on these matters in person or by proxy.  Whether or not you plan to attend the Annual Meeting, we ask that you vote using one of the following methods to ensure that your shares will be represented at the meeting in accordance with your wishes:

•                  Vote online or by telephone, by following the instructions included with your proxy card; or

•                  Vote by mail, by completing and returning the enclosed proxy card in the enclosed addressed stamped envelope.

Only shareholders of record at the close of business on September 4, 2014 are entitled to notice of, and to vote at, the Annual Meeting or any adjournment or postponement of the Annual Meeting.  This Proxy Statement and proxy card were either made available to you on the Internet or mailed to you beginning on or about September 18, 2014.

By Order of the Board of Directors

DEAN A. MANSON

Executive Vice President, General Counsel and Secretary

September 18, 2014

Important Notice Regarding the Availability of Proxy Materials for the
Annual Meeting of Shareholders to be held October 29, 2014:

Our Annual Report, Proxy Statement and Notice of Internet Availability of Proxy Materials
are available at proxyvote.com.

100 Inverness Terrace East • Englewood, Colorado 80112 • Tel: (303) 706-4000 • Fax: (303) 723-1999

PROXY STATEMENT

OF

ECHOSTAR CORPORATION

GENERAL INFORMATION

This Proxy Statement and the accompanying proxy card are being furnished to you in connection with the 2014 Annual Meeting of Shareholders (the “Annual Meeting”) of EchoStar Corporation (“EchoStar,” “we,” “us,” “our” or the “Corporation”).  The purpose of the Annual Meeting is to elect seven directors to our Board of Directors (the “Board” or “Board of Directors”), to ratify KPMG LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2014, to re-approve the material terms of the performance goals of the Amended and Restated EchoStar Corporation 2008 Stock Incentive Plan (the “2008 Stock Incentive Plan”) for purposes of complying with Section 162(m) of the Internal Revenue Code of 1986, as amended (the “Internal Revenue Code”); and to approve the compensation of our Chief Executive Officer, Chief Financial Officer, and next three most highly compensated executive officers (“named executive officers” or “NEOs”) on a non-binding advisory basis.  Your proxy is being solicited by our Board of Directors.  The Board is currently not aware of any other matters proposed to be presented at the Annual Meeting.

Date, Time and Place

The Annual Meeting will be held on October 29, 2014, at 11:00 a.m., local time, at the Corporation’s headquarters, located at 100 Inverness Terrace East, Englewood, Colorado 80112.

Securities Entitled to Vote

This Proxy Statement is being sent or provided on or about September 18, 2014, to holders of record at the close of business on September 4, 2014 (the “Record Date”) of our Class A Common Stock (the “Class A Shares”); Class B Common Stock (the “Class B Shares”) and our Hughes Retail Preferred Tracking Stock (the “Preferred Tracking Shares”).  Only shareholders of record at the close of business on the Record Date are entitled to notice of, and to vote at, the Annual Meeting or any adjournment or postponement of the Annual Meeting.

If your shares are registered directly in your name with us or with our transfer agent, Computershare Trust Company, N.A., you are considered the “shareholder of record,” with respect to those shares. Shareholders of record receive this Proxy Statement and the accompanying Annual Report and the proxy card directly from us.  If your shares are held in a stock brokerage account or by a bank or other nominee, you are considered the “beneficial owner” with respect to those shares. Your broker, bank or other nominee, who is considered the shareholder of record for such shares, should have forwarded the Notice of Internet Availability of Proxy Materials to you. As the beneficial owner, you have the right to direct your broker, bank or other nominee on how to vote your shares by completing the voting instruction form.

At the close of business on the Record Date, 43,678,725 Class A Shares, 47,687,039 Class B Shares and 6,290,499 Preferred Tracking Shares were outstanding.  Each of the Class A Shares is entitled to one vote per share on each proposal to be considered by our shareholders.  Each of the Class B Shares is entitled to ten votes per share on each proposal to be considered by our shareholders.  Each of the Preferred Tracking Shares is entitled to one-tenth of one vote per share on each proposal to be considered by our shareholders.

A complete record of the shareholders entitled to vote at the Annual Meeting will be available at our headquarters at 100 Inverness Terrace East, Englewood, Colorado 80112 for inspection by any shareholder for any purpose germane to the Annual Meeting, for a period of ten (10) days prior to the Annual Meeting during normal business hours, and at any time during the Annual Meeting.

Voting of Proxies

To vote online or by telephone, please refer to the instructions included with the accompanying proxy card.  To vote by mail, please complete the proxy card and return it to us as instructed in the proxy card.  Submitting your vote online or by telephone or mail will not affect your right to vote in person, if you choose to do so.  Proxies that are properly delivered to us by 11:59 p.m., Eastern Time, on October 28, 2014 and not revoked before the closing of the polls during the Annual Meeting will be voted for the proposals described in this Proxy Statement in accordance with the instructions set forth in your proxy.  If any other matter is properly presented at the Annual Meeting, the persons named in the accompanying proxy card will have discretionary authority to vote on that matter.  If your shares are held in a stock brokerage account or by a bank or other nominee, please follow the instructions you receive from your broker, bank or other nominee in order to vote your shares.

Your proxy may be revoked by giving written notice of the revocation of your proxy to our Corporate Secretary, Dean A. Manson, at our headquarters at 100 Inverness Terrace East, Englewood, Colorado 80112, at any time prior to the Annual Meeting.  You may also revoke your proxy by submitting a proxy with a later date than your original proxy or by voting in person at the Annual Meeting.  Your presence at the Annual Meeting does not by itself revoke your proxy.

Attendance at the Meeting

All of our shareholders of record at the close of business on the Record Date, or their duly appointed proxies, may attend the Annual Meeting.  Seating is limited, however, and admission to the Annual Meeting will be on a first-come, first-served basis.  Registration and seating will begin at 10:45 a.m., local time, and the Annual Meeting will begin at 11:00 a.m., local time.  Each shareholder may be asked to present a valid government issued photo identification, such as a driver’s license or passport, and proof of his or her share ownership as of the Record Date.  Examples of proof of ownership include a legal proxy or a copy of a brokerage or bank statement reflecting your share ownership as of the Record Date.  The use of cameras, recording devices, and other electronic devices will not be permitted at the Annual Meeting.  All shareholders must check in at the registration desk at the Annual Meeting.

Quorum

In accordance with our Articles of Incorporation, as amended (our “Articles of Incorporation”), the presence at the Annual Meeting, in person or by proxy, of the holders of a majority of the total voting power of all classes of our voting stock taken together shall constitute a quorum for the transaction of business at the Annual Meeting.  Abstentions from voting on a proposal by a shareholder at the Annual Meeting, as well as broker nonvotes, will be considered for purposes of determining the number of total votes present at the Annual Meeting.

Vote Required

Vote Required to Elect Directors (Proposal 1)

The affirmative vote of a plurality of the total votes cast for directors at the Annual Meeting is necessary to elect a director.  No cumulative voting is permitted.  The seven nominees receiving the highest number of votes cast “for” the nominee will be elected.

Vote Required to Ratify the Independent Registered Public Accounting Firm (Proposal 2)

The affirmative vote of a majority of the voting power represented at the Annual Meeting is necessary to ratify the appointment of KPMG LLP as our independent registered public accounting firm for the fiscal year ended December 31, 2014.  The total number of votes cast “for” the proposal will be counted for purposes of determining whether sufficient votes have been cast to approve the proposal.

Vote Required to Re-Approve the Material Terms of the Performance Goals of the 2008 Stock Incentive Plan for Purposes of Complying with Section 162(m) of the Internal Revenue Code (Proposal 3)

The affirmative vote of a majority of the voting power represented at the Annual Meeting is necessary to re-approve the material terms of the performance goals of the 2008 Stock Incentive Plan for purposes of complying with Section 162(m) of the Internal Revenue Code.  The total number of votes cast “for” the proposal will be counted for purposes of determining whether sufficient votes have been cast to approve the proposal.

Vote Required to Approve the Compensation of our Named Executive Officers on a Non-Binding Advisory Basis (Proposal 4)

The affirmative vote of a majority of the voting power represented at the Annual Meeting is necessary to approve, on a non-binding advisory basis, the compensation paid to our named executive officers as disclosed in this Proxy

Statement.  The total number of votes cast “for” the proposal will be counted for purposes of determining whether sufficient votes have been cast to approve the proposal.

Treatment of Abstentions and Broker Nonvotes

Abstentions will have the same effect as votes “against” the ratification of the appointment of KPMG LLP as our independent registered public accounting firm, the re-approval of the material terms of the performance goals of the 2008 Stock Incentive Plan, and the approval of the compensation of our named executive officers on a non-binding advisory basis.  However, abstentions will not be counted as “against” or “for” the election of directors.  Broker nonvotes will not be considered in determining the election of directors, the re-approval of the material terms of the performance goals of the 2008 Stock Incentive Plan or the approval of the compensation of our named executive officers on a non-binding advisory basis.

Householding

We have adopted a procedure approved by the Securities and Exchange Commission (“SEC”) called “householding” whereby multiple shareholders sharing the same address may receive a single copy of our Annual Report, Proxy Statement or Notice of Internet Availability of Proxy Materials, unless one or more of these shareholders notifies Broadridge Financial Solutions at the address or telephone number below that they wish to continue receiving individual copies, in which case we will deliver promptly a separate copy of our Annual Report, Proxy Statement or Notice of Internet Availability of Proxy Materials, as applicable, to each such shareholder.  Shareholders who participate in householding will continue to receive separate proxy cards.

If you are eligible for householding, but you and other shareholders with whom you share an address currently receive multiple copies of our Annual Report, Proxy Statement and/or Notice of Internet Availability of Proxy Materials, or if you hold stock in more than one account, and in either case you wish to receive only a single copy of our Annual Report, Proxy Statement or Notice of Internet Availability of Proxy Materials for your household, please contact Broadridge Financial Solutions at 51 Mercedes Way, Edgewood, NY 11717 or (800) 542-1061.

PROPOSAL 1 — ELECTION OF DIRECTORS

Nominees

Our shareholders will elect a Board of seven directors at the Annual Meeting.  Each of the directors is expected to hold office until the next annual meeting of our shareholders or until his respective successor shall be duly elected and qualified.  Each nominee has consented to his nomination and has advised us that he intends to serve if elected.  If at the time of the Annual Meeting one or more of the nominees have become unable to serve: (i) shares represented by proxies will be voted for the remaining nominees and for any substitute nominee or nominees or (ii) the Board of Directors may, in accordance with our bylaws, reduce the size of the Board of Directors or may leave a vacancy until a nominee is identified.

The nominees for director are as follows:

Name	Age	First Became Director	Position with the Corporation
R. Stanton Dodge	46	2009	Director
Michael T. Dugan	65	2007	Director, Chief Executive Officer and President
Charles W. Ergen	61	2007	Chairman
Anthony M. Federico	66	2011	Director
Pradman P. Kaul	68	2011	Director and President, Hughes Communications, Inc.
Tom A. Ortolf	63	2007	Director
C. Michael Schroeder	65	2007	Director

The following sets forth the business experience of each of the nominees over the last five years:

R. Stanton Dodge.  Mr. Dodge has served as a member of our Board of Directors since 2009. Mr. Dodge is currently the Executive Vice President, General Counsel and Secretary of DISH Network Corporation (“DISH Network”) and is responsible for all legal and government affairs of DISH Network and its subsidiaries. From October 2007 to November 2011, Mr. Dodge served as our Executive Vice President, General Counsel and Secretary pursuant to a management services agreement between DISH Network and EchoStar that was entered into in connection with the spin-off of EchoStar from DISH Network on January 1, 2008 (the “Spin-off”). Since joining DISH Network in November 1996, he has held various positions of increasing responsibility in DISH Network’s legal department. The Board of Directors concluded that Mr. Dodge should continue to serve as a member of the Board of Directors due to, among other things, his knowledge of our industry, particularly in light of his business and legal expertise obtained during his prior service as our General Counsel, his service as DISH Network’s General Counsel and roles of increasing responsibility held at DISH Network during his 17 years of service.

Michael T. Dugan.  Mr. Dugan has served as our Chief Executive Officer and President since November 2009. Mr. Dugan has also served as a member of our Board of Directors since our formation in 2007. Mr. Dugan served as a senior advisor to EchoStar from January 1, 2008 until November 2009. From May 2004 to December 2007, he was a member of the board of directors of DISH Network, and served DISH Network alternately as Chief Technical Officer and senior advisor from time to time. Mr. Dugan served as a member of the board of directors of Frontier Corporation from October 2006 until November 2009. The Board of Directors concluded that Mr. Dugan should continue to serve as a member of the Board of Directors due to, among other things, his knowledge and experience in the telecommunications and related industries from his service over the years as a director or officer with a number of different companies in those industries.

Charles W. Ergen.  Mr. Ergen has served as our executive Chairman since November 2009 and Chairman of the Board of Directors since our formation in 2007. Mr. Ergen served as our Chief Executive Officer from our formation in 2007 until November 2009. Mr. Ergen serves as executive Chairman and has been Chairman of the Board of Directors of DISH Network since its formation and, during the past five years, has held executive officer and director positions with DISH Network and its subsidiaries. The Board of Directors concluded that Mr. Ergen should continue to serve as a member of the Board of Directors due to, among other things, his role as DISH Network’s co-founder and as our controlling shareholder and the expertise, leadership and strategic direction that he has contributed to the Corporation since our formation, in addition to his extensive experience in our industry.

Anthony M. Federico.  Mr. Federico has served as a member of our Board of Directors since May 2011, and serves on our Executive Compensation Committee, Nominating Committee, and Audit Committee. The Board of Directors has determined that Mr. Federico meets the independence requirements of NASDAQ and SEC rules and regulations. Until 2012, Mr. Federico served as Vice President, Chief Engineer, and Graphic Communications Executive Liaison of Xerox Corporation (“Xerox”). Mr. Federico joined Xerox in 1968, and held various product and general management positions, as well as numerous engineering, solutions, information management, and process re-engineering positions. Mr. Federico led the internal development of most of Xerox’s major production products over the last 20 years, including DocuPrint, DocuTech, DocuTech HLC, Nuvera, and iGen3. Mr. Federico’s other positions previously held with Xerox included: Vice President/General Manager Production Solutions Businesses, Vice President of Technology for Production Systems, Vice President/General Manager Technology and Document Production Solutions, and Vice President Market-To-Collection and North American Information Management. The Board of Directors concluded that Mr. Federico should continue to serve as a member of the Board of Directors due to, among other things, his technical and managerial experience, acquired, in part, during his tenure with Xerox.

Pradman P. Kaul.  Mr. Kaul has served as President of Hughes Communications, Inc. (“Hughes Communications”) since its formation in February 2006 and as President and CEO of Hughes Network Systems, LLC, a wholly owned subsidiary of Hughes Communications (“HNS” and, together with Hughes Communications, “Hughes”) since 2000. Mr. Kaul has also served as a member of our Board of Directors since August 2011 as well as a member of the board of directors of Hughes Communications from February 2006 until June 2011. Previously, Mr. Kaul also served as the Chief Operating Officer, Executive Vice President and Director of Engineering of HNS. The Board of Directors concluded that Mr. Kaul should continue to serve as a member of the Board of Directors due to, among other things, his technical and managerial experience acquired within the satellite industry, including his experience with Hughes.

Tom A. Ortolf.  Mr. Ortolf has served as a member of our Board of Directors since our formation in 2007, and is a member of our Executive Compensation Committee, Nominating Committee, and Audit Committee, where he serves as our “audit committee financial expert.” The Board of Directors has determined that Mr. Ortolf meets the independence requirements and “audit committee financial expert” requirements of NASDAQ and SEC rules and regulations. Since 2005, Mr. Ortolf has also served as a member of the Board of Directors of DISH Network and as a member of its Executive Compensation Committee, Nominating Committee, and Audit Committee. Mr. Ortolf has been the President of CMC, a privately held investment management firm, for over twenty years. The Board of Directors concluded that Mr. Ortolf should continue to serve as a member of the Board of Directors due to, among other things, his extensive knowledge of EchoStar from his service as a director since 2007 and as a director of DISH Network and his investment and financial experience gained, in part, as President of CMC.

C. Michael Schroeder.  Mr. Schroeder has served as a member of our Board of Directors since our formation in 2007, and serves on our Executive Compensation Committee, Nominating Committee, and Audit Committee. The Board of Directors has determined that Mr. Schroeder meets the independence requirements of NASDAQ and SEC rules and regulations. In 1981, Mr. Schroeder founded Consumer Satellite Systems, Inc. (“CSS”), which he grew to encompass a 10 state distribution system operating in a region ranging from Wisconsin to Florida. CSS served retailers selling satellite systems, televisions and a range of consumer electronics products. Mr. Schroeder also founded a programming division of CSS that grew to serve over 400,000 subscribers. Prior to the Spin-off of EchoStar from DISH Network, Mr. Schroeder served on the Board of Directors of DISH Network and was a member of DISH Network’s Executive Compensation Committee, Nominating Committee, and Audit Committee. The Board of Directors concluded that Mr. Schroeder should continue to serve as a member of the Board of Directors due to, among other things, his knowledge of EchoStar from his service as a director since 2007, as a director of DISH Network prior to the Spin-off, and his operational expertise and satellite systems sales knowledge developed, in part, with CSS.

The Board of Directors unanimously recommends a vote for the election of all of the nominees named herein.

Charles W. Ergen, our Chairman, currently possesses approximately 61.4% of our total voting power.  Please see “Equity Security Ownership” below.  Mr. Ergen has indicated his intention to vote in favor of each of the nominees set forth in Proposal 1.  Accordingly, the election of all of the nominees set forth in Proposal 1 is assured notwithstanding a contrary vote by any or all shareholders other than Mr. Ergen.

Director Compensation and Nonemployee Director Option Plans

Cash Compensation

Our employee directors are not compensated for their services as directors. Each nonemployee director receives an annual retainer of $60,000 which is paid in equal quarterly installments; provided such person is a member of the Board of Directors on the last day of the applicable calendar quarter. Our nonemployee directors also receive $1,000 for each meeting attended in person and $500 for each meeting attended by telephone. Additionally, the chairperson of each committee of the Board of Directors receives a $5,000 annual retainer, which is paid in equal quarterly installments; provided such person is the chairperson of the committee on the last day of the applicable calendar quarter.  Furthermore, our nonemployee directors receive: (i) reimbursement, in full, of reasonable travel expenses related to attendance at all meetings of the Board of Directors and its committees and (ii) reimbursement, in full, of reasonable expenses related to educational activities undertaken in connection with service on the Board of Directors and its committees.

Name	Fees Earned or Paid in Cash ($)	Option Awards (1) ($)	Total ($)
Anthony M. Federico	71,500	59,984	131,484
Tom A. Ortolf	70,000	59,984	129,984
C. Michael Schroeder	71,500	59,984	131,484

(1)               The amounts reported in the “Option Awards” column reflect the aggregate grant date fair values in accordance with FASB ASC Topic 718. Assumptions used in the calculation of these amounts are included in Note 14 in the Notes to the Corporation’s audited financial statements for the fiscal year ended December 31, 2013, included in the Corporation’s Annual Report on Form 10-K filed with the SEC on February 21, 2014.

On June 30, 2013, each of the nonemployee directors was granted an option to acquire 5,000 Class A Shares at an exercise price of $39.11 per share pursuant to the 2008 nonemployee director stock option plan (the “2008 Director Plan”). These options are 100% vested upon issuance. Thus, the amount recognized for financial statement reporting purposes and the full grant date fair value are the same.

Incentive Compensation

Upon election to our Board of Directors, our new nonemployee directors are granted an option to acquire a certain number of our Class A Shares under our 2008 Director Plan. Options granted under our 2008 Director Plan are 100% vested upon issuance and have a term of five years. In recent years, we have made annual grants to each nonemployee director of an option to acquire 5,000 Class A Shares.

Our nonemployee directors do not hold any stock awards except those received as a result of the Spin-off and those granted to the nonemployee directors pursuant to the 2008 Director Plan. The following options were granted to our nonemployee directors pursuant to the 2008 Director Plan and were outstanding as of December 31, 2013:

	Option Awards
Name	Number of Securities Underlying Unexercised Options (#) Exercisable	Option Exercise Price ($)	Option Expiration Date
Anthony M. Federico	10,000	36.43	6/30/2016
	5,000	26.42	6/30/2017
	5,000	39.11	6/30/2018
Total Options Outstanding at December 31, 2013	20,000

Tom A. Ortolf	10,000	36.43	6/30/2016
	5,000	26.42	6/30/2017
	5,000	39.11	6/30/2018
Total Options Outstanding at December 31, 2013	20,000

C. Michael Schroeder	2,500	15.94	6/30/2014
	5,000	19.08	6/30/2015
	10,000	36.43	6/30/2016
	5,000	26.42	6/30/2017
	5,000	39.11	6/30/2018
Total Options Outstanding at December 31, 2013	27,500

CORPORATE GOVERNANCE

Board of Directors Information

Our Board of Directors held twelve meetings in 2013 and took action by unanimous written consent once during 2013.  During 2013, each of our directors, other than Mr. Kaul, attended at least 75% of the aggregate of: (i) the total number of meetings of the Board held during the period in which he was a director and from which he was not recused; and (ii) the total number of meetings held by all committees of the Board on which he served.  In addition, our non-employee directors held four executive sessions in 2013.

Directors are elected annually and serve until their successors are duly elected and qualified or their earlier resignation or removal.  Officers serve at the discretion of the Board.

We are a “controlled company” within the meaning of the NASDAQ Marketplace Rules because more than 50% of our voting power is held by Charles W. Ergen, our Chairman. Mr. Ergen currently beneficially owns equity securities representing approximately 61.4% of the total voting power. Mr. Ergen’s beneficial ownership and total voting power excludes 15,740,107 of our Class A Shares, including 15,738,471 of our Class A Shares issuable upon conversion of our Class B Shares, which are currently held by certain trusts established by Mr. Ergen for the benefit of his family. These trusts beneficially own approximately 16.1% of our total equity securities and possess approximately 30.2% of our total voting power. Please see “Equity Security Ownership” below. Therefore, we are not subject to the NASDAQ listing requirements that would otherwise require us to have: (i) a Board of Directors comprised of a majority of independent directors; (ii) compensation of our executive officers determined by a majority of the independent directors or a compensation committee composed solely of independent directors; (iii) a compensation committee charter which provides the compensation committee with the authority and funding to retain compensation consultants and other advisors, and (iv) director nominees selected, or recommended for the Board’s selection, either by a majority of the independent directors or a nominating committee composed solely of independent directors.

Committee Information

The Corporation has created an Executive Compensation Committee (the “Compensation Committee”), an Audit Committee and a Nominating Committee, all of which are composed entirely of independent directors.  The function and authority of each of the committees of our Board of Directors are described below.  The charters of our Compensation, Audit and Nominating Committees are available free of charge on our website at http://www.echostar.com.

Compensation Committee.  The Compensation Committee operates under a Compensation Committee Charter adopted by the Board.  The principal functions of the Compensation Committee are, to the extent the Board deems necessary or appropriate, to: (i) make and approve all option grants and other issuances of EchoStar’s equity securities to EchoStar’s executive officers and Board members other than nonemployee directors; (ii) approve all other option grants and issuances of EchoStar’s equity securities, and recommend that the full Board make and approve such grants and issuances; (iii) establish in writing all performance goals for performance-based compensation that, together with other compensation to senior executive officers (other than standard stock incentive plan options that may be paid to EchoStar’s executive officers), could exceed $1 million annually, and certify the achievement of such goals prior to payment; and (iv) set the compensation of our Chairman, Mr. Ergen.

The Compensation Committee held six meetings and took action by unanimous written consent on three occasions during 2013.  The current members of the Compensation Committee are Mr. Ortolf, Mr. Schroeder and Mr. Federico, with Mr. Ortolf serving as Chairman of the Compensation Committee.  The Board has determined that each member of the Compensation Committee meets the independence requirements of NASDAQ and SEC rules and regulations.  A report of the Compensation Committee is set forth below on page 22 of this Proxy Statement.

Audit Committee.  Our Board has established a standing Audit Committee in accordance with NASDAQ rules and Section 10A of the Securities Exchange Act of 1934 (the “Exchange Act”) and related SEC rules and regulations.  The Audit Committee operates under an Audit Committee Charter adopted by the Board.  The principal functions of the Audit Committee are to: (i) select the independent registered public accounting firm and set their compensation;

(ii) select the internal auditor; (iii) review and approve management’s plan for engaging our independent registered public accounting firm during the year to perform non-audit services and consider what effect these services will have on the independence of our independent registered public accounting firm; (iv) review our annual financial statements and other financial reports that require approval by the Board; (v) oversee the integrity of our financial statements, our systems of disclosure and internal controls, and our compliance with legal and regulatory requirements; (vi) review the scope of our independent registered public accounting firm’s audit plans and the results of their audits; and (vii) evaluate the performance of our internal audit function and the independent registered public accounting firm.

The Audit Committee held eight meetings and did not take action by unanimous written consent during 2013.  The current members of the Audit Committee are Mr. Ortolf, Mr. Schroeder and Mr. Federico, with Mr. Schroeder serving as Chairman of the Audit Committee.  The Board has determined that each member of our Audit Committee meets the independence requirements of NASDAQ and SEC rules and regulations.  The Board has also determined that each member of our Audit Committee is financially literate and that Mr. Ortolf qualifies as our “audit committee financial expert” as defined by applicable SEC rules and regulations.  A report of the Audit Committee is set forth below on page 44 of this Proxy Statement.

Nominating Committee.  The Nominating Committee operates under a Nominating Committee Charter adopted by the Board.  The principal function of the Nominating Committee is to recommend independent director nominees for selection by the Board.  The Nominating Committee held two meetings and did not take action by written consent during 2013.  The current members of the Nominating Committee are Mr. Ortolf, Mr. Schroeder and Mr. Federico, with Mr. Federico serving as Chairman of the Committee.  The Board has determined that each member of the Nominating Committee meets the independence requirements of NASDAQ and SEC rules and regulations.

Board Criteria and Board Selection Process

The Nominating Committee considers candidates suggested by its members, other directors, senior management and shareholders, as appropriate.  No search firms or other advisors were retained to identify prospective nominees during the past fiscal year.  In considering whether to recommend a prospective nominee for selection by the Board, the Nominating Committee considers the entirety of the prospective nominee’s credentials, including but not limited to the following diverse factors: (i) their reputation and character; (ii) their ability and willingness to devote sufficient time to Board duties; (iii) their educational background; (iv) their business and professional achievements, experience and industry background; (v) their independence from management under listing standards and the Corporation’s governance guidelines; and (vi) the needs of the Board and the Corporation.  The Nominating Committee does not assign specific weights to any particular criteria and no particular criterion is necessarily applicable to all prospective nominees.  However, the Corporation believes that the backgrounds and qualifications of the directors, considered as a group, should provide a diverse mix of experience, knowledge and abilities that will allow the Board to fulfill its responsibilities.  The Nominating Committee recommends, if necessary, measures to be taken so that the Board reflects the appropriate balance of experience, knowledge and abilities required for the Board as a whole and contains at least the minimum number of independent directors required by applicable laws and regulations.

The Nominating Committee has not adopted a written policy with respect to the consideration of candidates proposed by shareholders or with respect to nominating anyone to our Board other than nonemployee directors.  A shareholder who wishes to recommend a prospective nominee for the Board should notify the Corporation’s Secretary or any member of the Nominating Committee in writing, in accordance with the process described in “Shareholder Communications” below, with whatever supporting material the shareholder considers appropriate.  It is the practice of the Nominating Committee to consider whether to nominate any person nominated by a shareholder pursuant to the provisions of the Corporation’s bylaws relating to shareholder nominations.

Board Leadership Structure

The Board currently separates the role of Chairman of the Board from the role of Chief Executive Officer with Mr. Charles W. Ergen serving as Chairman and Mr. Michael T. Dugan serving as Chief Executive Officer and President of the Corporation.  Mr. Dugan is responsible for the day-to-day management of the Corporation and Mr. Ergen primarily identifies strategic priorities and leads the discussion and execution of strategy for the Corporation.  We believe this leadership structure is appropriate for the Corporation and in the best interest of its shareholders, among other reasons, because separating the Chairman and Chief Executive Officer roles allows us to efficiently develop and implement corporate strategy that is consistent with the Board’s oversight role, while facilitating strong day-to-day executive leadership.  Among other things, separation of these roles allows our Chief Executive Officer and other members of senior management to focus on our day-to-day business, while at the same time the Board is able to take advantage of the unique blend of leadership, experience and knowledge of our industry and business that Mr. Ergen brings to the role of Chairman in providing guidance to, and oversight of, management.  In light of the separation of the role of Chairman of the Board from the role of Chief Executive Officer and Mr. Ergen’s voting control, we believe that the creation of a lead independent director position is not necessary at this time.

The Board’s Role in Risk Oversight

The Board has ultimate responsibility for oversight of the Corporation’s risk management processes.  The Board discharges this oversight responsibility through regular reports received from and discussions with senior management on areas of material risk exposure to the Corporation.  These reports and Board discussions include, among other things, operational, financial, legal and regulatory, and strategic risks.  Additionally, the Corporation’s risk management processes are intended to identify, manage and control risks so that they are appropriate considering the Corporation’s scope, operations and business objectives.  The Board (or the appropriate committee in the case of risks in areas for which responsibility has been delegated to a particular committee) engages with the appropriate members of senior management to enable its members to understand and provide input to, and oversight of, our risk identification, risk management and risk mitigation strategies.  The Audit Committee also meets regularly in executive session without management present to, among other things, discuss the Corporation’s risk management culture and processes.  For example, as part of its charter, our Audit Committee is responsible for, among other things, discussing the Corporation’s policies with respect to risk assessment and risk management, and reviewing contingent liabilities and risks that may be material to the Corporation.  When a committee receives a report from a member of management regarding areas of risk, the chairman of the relevant committee is expected to report on the discussion to the Board to the extent necessary or appropriate.  This enables the Board to coordinate risk oversight, particularly with respect to interrelated or cumulative risks that may involve multiple areas for which more than one committee has responsibility.  The Board or applicable committee also has authority to engage external advisors as necessary.

Other Information About Our Board of Directors

Compensation Committee Interlocks and Insider Participation

The Compensation Committee is comprised solely of independent directors. The current Compensation Committee members are Mr. Ortolf, Mr. Schroeder and Mr. Federico. None of these individuals was an officer or employee of EchoStar or DISH Network at any time during the 2013 fiscal year. With the exception of Mr. Ortolf, no executive officer or director of EchoStar served on the board of directors or compensation committee of any other entity that had one or more executive officers who served as a member of EchoStar’s Board of Directors or Compensation Committee during the 2013 fiscal year.

Annual Meeting Attendance

Although we do not have a policy with regard to Board members’ attendance at our annual meetings of shareholders, all of our directors are encouraged to attend such meetings.  All of our directors were in attendance at our 2013 annual meeting. We expect that all of our nominees for election to the Board of Directors will attend our 2014 Annual Meeting.

INFORMATION CONCERNING OUR EXECUTIVE OFFICERS

The table and information below sets forth the name, age and position with the Corporation of each of our executive officers, the period during which each executive officer has served as such, and each executive officer’s business experience during at least the past five years.  Information concerning Charles W. Ergen, Chairman; Michael T. Dugan, Chief Executive Officer, President and Director; and Pradman P. Kaul, President Hughes Communications, Inc. and Director, is set forth above under “Proposal 1 — Election of Directors.”

Name	Age	Position
Mark W. Jackson	53	President, EchoStar Technologies L.L.C
Anders N. Johnson	57	President, EchoStar Satellite Services, L.L.C.
Kenneth G. Carroll	59	Executive Vice President, Corporate and Business Development
Sandi L. Kerentoff	60	Executive Vice President, Global Human Resources
Kranti K. Kilaru	49	Executive Vice President, Business Systems, IT and Operations
Dean A. Manson	47	Executive Vice President, General Counsel and Secretary
David J. Rayner	57	Executive Vice President, Chief Financial Officer and Treasurer

Mark W. Jackson.  Mr. Jackson has served as President of EchoStar Technologies L.L.C. since 2004 and oversees all day to day operations of our EchoStar Technologies segment.  Mr. Jackson served as President of EchoStar Technologies Corporation from June 2004 through December 2007.

Anders N. Johnson.  Mr. Johnson has served as President of EchoStar Satellite Services L.L.C. since June 2011.  Mr. Johnson was most recently at SES World Skies where he served as Senior Vice President of Strategic Satellite Development.  Mr. Johnson joined SES GLOBAL after the combination of GE Americom and SES GLOBAL in 2001.  Prior to SES GLOBAL, Mr. Johnson worked at GE Capital beginning in 1985 in a variety of executive level roles in Satellite Services, Aviation Services, and Transportation & Industrial Financing.

Kenneth G. Carroll.  Mr. Carroll has served as our Executive Vice President, Corporate and Business Development since December 2012.  Mr. Carroll served as our Executive Vice President and Chief Financial Officer from November 2011 to November 2012.  Mr. Carroll, a 20-year veteran in the satellite TV and satellite broadband industry, served as Chief Operating Officer of EchoStar Satellite Services from August 2010 to June 2011, and as Executive Vice President, Business Development and International, of EchoStar Corporation from June 2011 to November 2011.  Prior to joining EchoStar, from 2003 to 2010, Mr. Carroll served as President and Chief Operating Officer of WildBlue Communications, Inc., a nationwide satellite broadband company.  In addition, Mr. Carroll previously served as Chief Financial Officer for Liberty Satellite & Technology and DTH satellite TV provider, PrimeStar.

Sandi L. Kerentoff.  Ms. Kerentoff has served as our Executive Vice President, Global Human Resources since February 2012, following her appointment as head of Global Human Resources in October 2011. Ms. Kerentoff also has served as Senior Vice President, Administration and Human Resources of HNS since April 2000. Ms. Kerentoff joined HNS in 1977 and, from 1977 to 2000, held various positions of increasing responsibility.

Kranti K. Kilaru.  Mr. Kilaru has served as our Executive Vice President, Business Systems, IT, and Operations since July 2013.  Mr. Kilaru served as our Senior Vice President of our systems engineering group from April 2005 to July 2013 and was responsible for all broadcast centers, systems engineering, and global information technology infrastructure and operations.  Mr. Kilaru joined EchoStar Technologies L.L.C. in 1989 and, from 1989 to 2005, held various positions of increasing responsibility.

Dean A. Manson.  Mr. Manson has served as our Executive Vice President, General Counsel and Secretary since November 2011, and is responsible for all legal and government affairs of EchoStar and its subsidiaries. Mr. Manson joined HNS in 2000 from the law firm of Milbank, Tweed, Hadley & McCloy, where he focused on international project finance and corporate transactions, and was appointed General Counsel of Hughes in 2004.

David J. Rayner.  Mr. Rayner has served as our Executive Vice President, Chief Financial Officer, and Treasurer since December 2012.  From November 2011 to November 2012, Mr. Rayner served as Chief Financial Officer of Tendril Networks, Inc., a Boulder, Colorado software company.  Mr. Rayner served as our Chief Financial Officer from June 2010 to November 2011 and served as our Chief Administrative Officer from January 2008 to June 2010.  Prior to that, Mr. Rayner served as Executive Vice President of Installation and Service Networks of DISH Network and had previously held the position of Chief Financial Officer of DISH Network from December 2004 to September 2006.  Before joining DISH Network in December 2004, Mr. Rayner served as Senior Vice President and Chief Financial Officer of Time Warner Telecom in Denver, beginning in June 1998.

EQUITY SECURITY OWNERSHIP

Equity Security Ownership of Certain Beneficial Owners and Management

The following table sets forth, to the best of our knowledge, the beneficial ownership of our voting securities as of the close of business on the Record Date by: (i) each person known by us to be the beneficial owner of more than five percent of any class of our voting securities; (ii) each of our directors; (iii) our NEOs; and (iv) all of our directors and executive officers as a group.  Unless otherwise indicated, each person listed in the following table (alone or with family members) has sole voting and dispositive power over the shares listed opposite such person’s name.

Name (1)	Amount and Nature of Beneficial Ownership	Percentage of Class
Class A Common Stock:
Charles W. Ergen (2), (3)	33,292,326	43.3%
William R. Gouger (4)	15,740,107	26.5%
Putnam Investment, LLC (5)	8,786,720	20.1%
Vanguard Group, Inc. (6)	2,261,011	5.2%
Michael T. Dugan (7)	772,163	1.7%
Tom A. Ortolf (8)	32,000	*
C. Michael Schroeder (9)	28,020	*
Mark W. Jackson (10)	23,490	*
Anthony M. Federico (11)	20,146	*
David J. Rayner (12)	15,164	*
R. Stanton Dodge (13)	511	*
Pradman P. Kaul (14)	101	*
All Directors and Executive Officers as a Group (14 persons) (15)	34,491,701	46.0%
Class B Common Stock:
Charles W. Ergen (2), (3)	31,948,568	67.0%
Trusts (16)	15,738,471	33.0%
All Directors and Executive Officers as a Group (14 persons) (15)	31,948,568	67.0%
Hughes Retail Preferred Tracking Stock:
DISH Network L.L.C. (17)	6,290,499	100%

*                                         Less than 1%.

(1)               Except as otherwise noted below, the address of each such person is 100 Inverness Terrace East, Englewood, Colorado 80112.  As of the close of business on the Record Date, there were 43,678,725 shares of Class A Common Stock (the “Class A Shares”) outstanding; 47,687,039 shares of Class B Common Stock (the “Class B Shares”) outstanding; and 6,290,499 shares of Hughes Retail Preferred Tracking Stock (the “Preferred Tracking Shares”) outstanding.  The shares of Class B Common Stock are convertible into shares of Class A Common Stock on a one-for-one basis at any time.

(2)               Mr. Ergen is deemed to beneficially own all of the Class A Shares owned by his spouse, Mrs. Cantey Ergen. Mr. Ergen’s beneficial ownership includes: (i) 103,671 Class A Shares; (ii) 3,705 Class A Shares held in the DISH Network 401(k) Employee Savings Plan (the “DISH 401(k) Plan”) by Mr. Ergen; (iii) 1,220,000 Class A Shares subject to employee stock options that are either currently exercisable or may become exercisable within 60 days of the Record Date; (iv) 47 Class A Shares held by Mrs. Ergen; (v) 201 Class A Shares held in the DISH 401(k) Plan held by Mrs. Ergen; (vi) 5,367 Class A Shares held as custodian for one of Mr. Ergen’s children; (vii) 5,367 Class A Shares held by one of Mr. Ergen’s children; (viii) 5,400 Class A Shares held by a charitable foundation for which Mr. Ergen is an officer; and (ix) 31,948,568 Class A Shares issuable upon conversion of Mr. Ergen’s Class B Shares.  Mr. Ergen’s beneficial ownership of Class A Shares excludes: (A) 1,389,373 Class A Shares issuable upon conversion of Class B Shares currently held by the Ergen Four-Year GRAT dated November 30, 2010; (B) 1,688,854 Class A Shares issuable upon conversion of Class B Shares currently held by the Ergen Five-Year GRAT dated November 30, 2010; (C) 10,000,000 Class A Shares issuable upon conversion of Class B Shares currently held by the Ergen Three-Year 2014 SATS GRAT dated May 30, 2014; and (D) 2,661,880 Class A Shares, including 2,660,244 issuable upon conversion of Class B Shares, which are held by certain trusts established by Mr. Ergen for the benefit of his family.

(3)               Because each Class B Share is entitled to 10 votes per share, Mr. Ergen beneficially owns equity securities of the Corporation representing approximately 61.4% of the voting power of the Corporation (assuming no conversion of the Class B Shares and after giving effect to the exercise of Mr. Ergen’s options that are either currently exercisable or may become exercisable within 60 days of the Record Date).  Mr. Ergen’s beneficial ownership excludes 15,738,471 Class A Shares issuable upon conversion of Class B Shares currently held by certain GRATs and other trusts established by Mr. Ergen for the benefit of his family.  These GRATs and other trusts beneficially own approximately 16.1% of our total equity securities and possess approximately 30.2% of our total voting power.

(4)               The address of Mr. William R. Gouger is 5701 S. Santa Fe Drive, Littleton, CO 80123.  Mr. Gouger’s beneficial ownership includes: (i) 28 Class A Shares owned directly by Mr. Gouger; (ii) 1,450 Class A Shares held in the DISH 401(k) Plan; (iii) 2,660,244 Class B Shares and 1,636 Class A Shares beneficially owned by Mr. Gouger solely by virtue of his position as trustee of certain trusts established by Mr. Ergen for the benefit of his family; (iv) 1,389,373 Class B Shares beneficially owned by Mr. Gouger solely by virtue of his position as trustee of the Ergen Four-Year GRAT dated November 30, 2010; (v) 1,688,854 Class B Shares beneficially owned by Mr. Gouger solely by virtue of his position as trustee of the Ergen Five-Year GRAT dated November 30, 2010; (vi) 10,000,000 Class B Shares beneficially owned by Mr. Gouger solely by virtue of his position as trustee of the Ergen Three-Year 2014 SATS GRAT dated May 30, 2014.

(5)               The address of Putnam Investments, LLC (d/b/a Putnam Investments) is One Post Office Square, Boston, Massachusetts 02109.  Of the Class A Shares beneficially owned, Putnam Investments has sole voting power as to 62,670 Class A Shares beneficially owned by it and sole dispositive power as to 8,786,720 Class A Shares beneficially owned by it.  The foregoing information is based solely upon a Schedule 13G/A filed by Putnam Investments with the SEC on February 14, 2014.

(6)               The address of Vanguard Group, Inc. is 100 Vanguard Blvd., Malvern, PA 19355.  Of the Class A Shares beneficially owned, Vanguard Group, Inc. has sole voting power as to 24,608 Class A Shares beneficially owned by it and sole dispositive power as to 2,238,703 Class A Shares beneficially owned by it.  The foregoing information is based solely upon a Schedule 13G/A filed by Vanguard Group, Inc. with the SEC on February 12, 2014.

(7)               Mr. Dugan’s beneficial ownership includes: (i) 176 Class A Shares; (ii) 1,373 Class A Shares held in the Corporation’s 401(k) Employee Savings Plan (the “401(k) Plan”); and (iii) 770,614 Class A Shares subject to employee stock options that are either currently exercisable or may become exercisable within 60 days of the Record Date.

(8)               Mr. Ortolf’s beneficial ownership includes: (i) 12,000 Class A Shares that are held by a partnership of which Mr. Ortolf is a partner and that are held as collateral for a margin account; and (ii) 20,000 Class A Shares subject to nonemployee director stock options that are either currently exercisable or may become exercisable within 60 days of the Record Date.

(9)               Mr. Schroeder’s beneficial ownership includes: (i) 3,020 Class A Shares held by a trust for which Mr. Schroeder is the trustee; and (ii) 25,000 Class A Shares subject to nonemployee director stock options that are either currently exercisable or may become exercisable within 60 days of the Record Date.

(10)       Mr. Jackson’s beneficial ownership includes: (i) 133 Class A Shares; (ii) 3,357 Class A Shares held in the 401(k) Plan; and (iii) 20,000 Class A Shares subject to employee stock options that are either currently exercisable or may become exercisable within 60 days of the Record Date.

(11)        Mr. Federico’s beneficial ownership includes: (i) 146 Class A Shares; and (ii) 20,000 Class A Shares subject to nonemployee director stock options that are either currently exercisable or may become exercisable within 60 days of the Record Date.

(12)        Mr. Rayner’s beneficial ownership includes: (i) 4,535 Class A Shares; (ii) 629 Class A Shares held in the 401(k) Plan; and (iii) 10,000 Class A Shares subject to employee stock options that are either currently exercisable or may become exercisable within 60 days of the Record Date.

(13)        Mr. Dodge’s beneficial ownership includes: (i) 83 Class A Shares; and (ii) 428 Class A Shares held in the DISH 401(k) Plan.

(14)        Mr. Kaul’s beneficial ownership includes 101 Class A Shares held in the 401(k) Plan.

(15)        Includes: (i) 115,716 Class A Shares; (ii) 11,802 Class A Shares held in the 401(k) Plan; (iii) 2,384,414 Class A Shares subject to employee and nonemployee director stock options that are either currently exercisable or may become exercisable within 60 days of the Record Date; (iv) 12,000 Class A Shares held in a partnership; (v) 31,948,568 Class A Shares issuable upon conversion of Class B Shares; (vi) 5,367 Class A Shares held in the name of, or in trust for, children and other family members; (vii) 5,400 Class A Shares held by a charitable foundation; (viii) 5,414 Class A Shares held by a spouse or child; and (ix) 3,020 Class A Shares held in trust.

(16)        Held by certain trusts established by Mr. Ergen for the benefit of Mr. Ergen’s family of which Mr. Gouger is trustee.

(17)        The address of DISH Network L.L.C. is 9601 South Meridian Blvd., Englewood, Colorado 80112.  Each share of Hughes Retail Preferred Tracking Stock is entitled to one-tenth (1/10th) of one vote.

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Exchange Act requires our directors, executive officers and holders of more than 10% of our common stock to file reports with the SEC regarding their ownership and changes in ownership of our equity securities. One of our directors, Mr. C. Michael Schroeder, failed to file on a timely basis with the SEC a Form 4 to report one transaction of a non-employee director stock option grant in 2013. In making these statements, we have relied upon examination of copies of Forms 3, 4 and 5 provided to us and the written representations of our directors and officers.

EXECUTIVE COMPENSATION AND OTHER INFORMATION

Compensation Discussion and Analysis

This Compensation Discussion and Analysis (“CD&A”) addresses our compensation objectives and policies for our NEOs, the elements of NEO compensation and the application of those objectives and policies to each element of compensation for our NEOs for fiscal year 2013.

Our NEOs in 2013 were Mr. Michael T. Dugan; Mr. Charles W. Ergen; Mr. Mark W. Jackson; Mr. Pradman P. Kaul; and Mr. David J. Rayner.  All of our NEOs, with the exception of Mr. Ergen, were employed and solely compensated by EchoStar during 2013.  Mr. Ergen was employed by and compensated by both EchoStar and DISH Network in 2013; however, the compensation paid by DISH Network had no impact on our compensation decisions.  Mr. Kaul was employed and compensated by Hughes prior to our acquisition of all of the outstanding equity of Hughes Communications, Inc. (the “Hughes Acquisition”) on June 8, 2011, and was employed and compensated by us thereafter.  Mr. Kaul’s compensation was set by Hughes prior to the Hughes Acquisition.  For a discussion of Hughes’ prior compensation policies, please see the periodic reports filed by Hughes with the SEC, including Hughes’ proxy statement on Schedule 14A for the year ended December 31, 2010.  With the exception of Mr. Kaul who entered into an agreement regarding his employment with Hughes prior to the Hughes Acquisition, none of our NEOs have entered into an employment agreement with us.

Overall Executive Compensation Program Objectives and Policies

Compensation Philosophy

Our executive compensation program was guided by the following key principles in 2013:

•                  attraction, retention and motivation of executive officers over the long-term;

•                  recognition of individual performance;

•                  recognition of the achievement of company-wide performance goals, if any; and

•                  creation of shareholder value by aligning the interests of management and shareholders through equity incentives.

General Compensation Levels

The total direct compensation opportunities, both base salaries and long-term incentives, offered to our NEOs have been designed to ensure that they are competitive with market compensation levels, support our executive recruitment and retention objectives, reward individual and company-wide performance and contribute to our long-term success by aligning the interests of our executive officers and shareholders.

The Compensation Committee, without Mr. Ergen present, determined Mr. Ergen’s compensation in 2013.  Mr. Ergen recommended to the Board of Directors, but the Board of Directors ultimately approved, the base compensation of the NEOs other than Mr. Ergen.  The Compensation Committee makes and approves grants of options and other equity-based compensation to the NEOs.

In determining the amount of each NEO’s overall compensation, the Board of Directors reviews the information described in “Compilation of Certain Peer Group Data” below, the executive’s performance (after reviewing Mr. Ergen’s recommendations with respect to the NEOs), the executive’s success in achieving individual and company-wide goals, whether the performance goals of any short-term or long-term incentive plans were met and the payouts that would become payable upon achievement of those performance goals, equity awards previously granted to the executive, and equity awards that would normally be granted upon a promotion in accordance with our policies for promotions.  The Board of Directors has also considered the extent to which individual efforts of each of the NEOs resulted in tangible increases in corporate, division or department success when setting base cash salaries and any short-term incentive compensation.  This approach to general compensation levels is not formulaic and the weight given to any particular factor in determining a particular NEO’s compensation depends on the subjective consideration of all factors described above in the aggregate.

With respect to equity incentive compensation, we attempt to ensure that each of the NEOs has appropriate incentives tied to the performance of our Class A Shares.  Therefore, we may grant more options to one particular NEO in a given year if a substantial portion of the NEO’s equity incentives are vested and the underlying stock is capable of being sold.  In addition, if an NEO recently received a substantial amount of equity incentives, we may not grant any equity incentives to that particular NEO.

Compilation of Certain Peer Group Data

In connection with the approval process for our 2013 executive officer compensation, the Board of Directors and Compensation Committee had management prepare a compilation of the compensation components for the NEOs of companies similar in size and/or industry to EchoStar, as disclosed in their respective publicly-filed proxy statements (the “Peer Group Data”).  The surveyed companies included, among other companies: Loral Space & Communications, Inc., Cisco Systems, Inc., and ViaSat Communications, Inc.  The Peer Group Data, along with other information obtained by members of the Compensation Committee and the Board of Directors from media reports or other generally available sources related to executive compensation is used solely as a subjective frame of reference, rather than for benchmarking compensation for the NEOs.  The Compensation Committee and Board of Directors do not utilize a formulaic or standard, formalized benchmarking level or element in setting our executive compensation relative to that of other companies.  Generally, our overall executive compensation lags behind competitors in the areas of short-term incentives and severance packages, and may be competitive over time in equity compensation. If our stock performance substantially outperforms similar companies, our executive compensation could exceed other companies.

Deductibility of Compensation

Section 162(m) of the Internal Revenue Code places a limit on the tax deductibility of compensation in excess of $1.0 million paid to certain “covered employees” of a publicly held corporation (generally, the corporation’s chief executive officer and its next three most highly compensated executive officers (other than the chief financial officer) in the year that the compensation is paid).  This limitation applies only to compensation that is not considered performance-based under the Section 162(m) rules.  We generally structure our compensation programs, where feasible, to minimize or eliminate the impact of the limitations of Section 162(m) of the Internal Revenue Code when we believe such payments are appropriate, after taking into consideration changing business conditions or the officer’s performance.  However, nondeductible compensation in excess of this limitation may be paid.

Use of Compensation Consultants

No compensation consultants were retained by the Corporation, the Board of Directors or the Compensation Committee to evaluate or recommend the setting of executive compensation during the past fiscal year.

Implementation of Executive Compensation Program Objectives and Policies

Elements of Executive Compensation

The primary components of our executive compensation program may include:

•                  base salary;

•                  long-term equity incentive compensation in the form of stock options and/or restricted stock units offered under EchoStar’s stock incentive plan;

•                  short-term incentive compensation;

•                  401(k) plan; and

•                  other compensation, including perquisites and personal benefits and post-termination compensation.

Our executive compensation program may also include long and short-term incentive compensation in the form of conditional and/or performance-based cash incentive compensation and discretionary bonuses.  These elements combine to promote the objectives and policies described above.  Base salary, 401(k) benefits and other benefits and perquisites provided generally to employees provide a minimum level of compensation for our NEOs.  Long-term equity-incentive compensation aligns NEO compensation directly with the creation of long-term shareholder value and promotes retention.  Short-term incentives reward individual performance and achievement of annual goals important to the Corporation.

We have not required that a certain percentage of an executive’s compensation be provided in one form versus another.  However, the goal of the Compensation Committee and the Board of Directors is to award compensation that is reasonable in relation to our compensation program and objectives when all elements of potential compensation are considered.  Generally, for the reasons discussed in “Long-Term Equity Incentive Compensation,” we have weighted overall compensation towards equity components as opposed to base salaries.  Each element of our historical executive compensation and the rationale for each element are described below.

Base Salary

We have traditionally included salary in our executive compensation package under the belief that it is appropriate that some portion of the compensation paid to our executives be provided in a form that is fixed and liquid occurring over regular intervals.    The Compensation Committee and Board of Directors have traditionally been free to set base salary at any level deemed appropriate and the Board of Directors typically reviews base salaries once annually.  Any increases or decreases in base salary on a year-over-year basis have usually been dependent on a combination of the following factors:

•                  the Compensation Committee’s and Board of Directors’ respective assessment of EchoStar’s overall financial and business performance;

•                  the performance of the NEO’s business unit, if applicable;

•                  the NEO’s individual contributions to EchoStar; and

•                  the rate of standard annual merit increase for employees who are performing at a satisfactory level.

Long-Term Equity Incentive Compensation

We have operated under the belief that our executive officers will be better able to contribute to our long-term success and help build incremental shareholder value if they have a stake in our future success and value.  We believe this stake focuses the executive officers’ attention on managing as owners with equity positions and aligns their interests with the long-term interests of our shareholders.  Equity awards therefore have generally represented an important component of our compensation program for our NEOs.  We have attempted to create general incentives with standard stock option grants and conditional incentives through conditional awards that may include payouts in cash or equity.  In addition, we generally seek to ensure that each NEO has appropriate incentives tied to the performance of our Class A Shares.  Therefore, we may grant more options to one particular NEO in a given year if a substantial portion of the NEO’s equity incentives are vested and the underlying stock is capable of being sold.  In addition, if an NEO recently received a substantial amount of equity incentives, we may not grant any equity incentives to that particular NEO.

In granting equity incentive compensation, the Compensation Committee also takes into account whether an NEO has recently been promoted in determining whether to grant equity awards to that individual.  Finally, from time to time, the Compensation Committee may grant one-time equity awards based on a number of subjective criteria, including an NEO’s position and role in our success and whether an NEO made any exceptional contributions to our success.

To aid in our retention of employees, options granted under our stock incentive plans, including options granted to our NEOs, generally vest at the rate of 20% per year and have exercise prices not less than the fair market value of our Class A Shares on the date of grant or the last trading day prior to the date of grant (if the date of grant is not a trading day).  Our standard form of option agreement given to executive officers has included acceleration of vesting upon a change in control for those executive officers that are terminated by us or the surviving entity, as applicable, for any reason other than for cause during the twenty-four month period following such change in control.

Stock Incentive Plan.  We have adopted an employee stock incentive plan, which we refer to as the 2008 Stock Incentive Plan. The purpose of the 2008 Stock Incentive Plan is to provide incentives to attract and retain executive officers and other key employees.  Awards available to be granted under the 2008 Stock Incentive Plan include: (i)

stock options; (ii) stock appreciation rights; (iii) restricted stock and restricted stock units; (iv) performance awards; (v) dividend equivalents; and (vi) other stock-based awards.  We generally grant equity awards on the first day of each calendar quarter following the quarter in which the award was approved and have set exercise prices at not less than the fair market value of our Class A Shares on the date of grant or the last trading day prior to the date of grant (if the grant date is not a trading day).

Class B Chairman Stock Option Plan.  We have adopted a Class B Chairman stock option plan, which we refer to as the 2008 Class B Chairman Stock Option Plan. The purpose of the 2008 Class B Chairman Stock Option Plan is to promote the interests of the Corporation by aiding in the retention of Mr. Ergen, who our Board of Directors believes is crucial to assuring our future success, to offer Mr. Ergen incentives to put forth maximum efforts for our future success and to afford Mr. Ergen an opportunity to acquire additional proprietary interests in the Corporation.  Mr. Ergen abstained from our Board of Directors’ vote regarding the adoption of the 2008 Class B Chairman Stock Option Plan.  Awards available to be granted under the 2008 Class B Chairman Stock Option Plan include nonqualified stock options and dividend equivalent rights with respect to our Class B Shares.  Up to 4 million shares of our Class B Shares are available for awards under the 2008 Class B Chairman Stock Option Plan.  Only Mr. Ergen is eligible to participate in the 2008 Class B Chairman Stock Option Plan.  No awards have been granted under the 2008 Class B Chairman Stock Option Plan.

Non-employee Director Stock Option Plan.  We have adopted a non-employee director stock option plan, which we refer to as the 2008 Director Plan.  The purpose of the 2008 Director Plan is to advance our interests through the motivation, attraction and retention of highly-qualified non-employee directors.  The 2008 Director Plan grants our new non-employee directors, upon their initial election or appointment to our Board of Directors, an option to acquire a number of shares of our Class A Shares determined by the Board of Directors.  We may also grant, in our discretion, non-employee directors further options to acquire our shares of Class A Shares.  As of December 31, 2013, 108,000 shares of our Class A Shares were available for issuance under the 2008 Director Plan.

Employee Stock Purchase Plan.  We have adopted an employee stock purchase plan, which we refer to as the ESPP.  The purpose of the ESPP is to provide our eligible employees with an opportunity to acquire a proprietary interest in the Corporation through the purchase of our Class A Shares.  All full-time employees who are employed by EchoStar for at least one calendar quarter are eligible to participate in the ESPP.  Employee stock purchases are made through payroll deductions.  Under the terms of the ESPP, employees are not permitted to deduct an amount that would permit such employee to purchase our capital stock under our ESPP in an amount that exceeds $25,000 in fair market value of capital stock in any one year.  The ESPP is intended to qualify under Section 423 of the Internal Revenue Code and thereby provide participating employees with an opportunity to receive certain favorable income tax consequences as to stock purchase rights under the ESPP.

Short-Term Incentive Compensation

For 2013, the Board of Directors and the Compensation Committee elected not to implement a short-term incentive program.  However, during 2013 Mr. Kaul received a short-term incentive payment pursuant to his employment agreement and an annual incentive plan that is in place at Hughes and was established by Hughes prior to the Hughes Acquisition.  In the future, the Board of Directors and the Compensation Committee may elect to award short-term incentive compensation that reflects appropriate performance goals for our business.

401(k) Plan

Beginning in January 2013, we adopted a new defined-contribution tax-qualified 401(k) plan for all EchoStar employees, including our executives, to encourage our employees to save some percentage of their cash compensation for retirement.  Our executives participate in the 401(k) plan on the same terms as our other employees.  Under the plan, new employees become immediately eligible for participation in the 401(k) plan upon the commencement of their employment.  Participants in the 401(k) plan are able to contribute up to 75% of their compensation in each contribution period, subject to the maximum deductible limit provided by the Internal Revenue Code.  We also make a matching employer contribution of 50% of the participant’s contributions of up to 6% of such participant’s eligible compensation, up to a maximum of $7,500 per participant per calendar year.  In addition, we may make an annual discretionary profit sharing contribution to the 401(k) plan with the approval of the Compensation Committee and the Board of Directors. Participants in the 401(k) plan are immediately vested in their voluntary contributions and earnings on voluntary contributions.  Our employer contributions to 401(k) plan participants’ accounts vest 20% per year commencing one year from the participants’ first day of employment, and in the case of certain legacy Hughes employees, 100% on the third anniversary of such participants’ first day of employment.  After five years of employment (three years for certain legacy Hughes employees), participants are fully vested in all past and subsequent 401(k) plan contributions by the Corporation.

Excess Benefit Plan.  Beginning in January 2013, we adopted a non-qualified Excess Benefit Plan for the benefit of a select group of officers and highly compensated employees of the Corporation whose benefits under our 401(k) plan are limited by the Internal Revenue Code.  Excess Benefit Plan participants, including our NEOs, may elect to contribute up to 16% of their eligible compensation into the plan on a pre-tax basis each payroll period.  We do not match any employee contributions in the Excess Benefit Plan.  Participants are always 100% vested in the contributions they make into the plan.  During 2013, certain officers, including Mr. Dugan and Mr. Rayner participated in the Excess Benefit Plan.

Perquisites, Personal Benefits, Post-Termination Compensation and Other Compensation

We have traditionally offered certain plans and other benefits to our executive officers on the same terms as other employees.  These plans and benefits have included medical, vision, and dental insurance, life insurance, and the employee stock purchase plan, as well as discounts on our products and services.  Relocation benefits may also be provided, but are individually negotiated when they occur.  In addition, we have permitted certain NEOs and their family members and guests to use our corporate aircraft for personal use.  We have also paid annual tax preparation costs and provided executive medical benefits and personal liability insurance for certain NEOs.

We have not traditionally had any plans in place to provide severance benefits to employees.  However, certain stock options and restricted stock units have been granted to our executive officers subject to acceleration of vesting upon a change in control for those executive officers who are terminated by us or the surviving entity, as applicable, for any reason other than for cause during the twenty-four month period following such change in control.  In addition, certain officers of Hughes, including Mr. Kaul have severance benefits that were approved by the board of directors of Hughes as part of his employment agreement prior to the Hughes Acquisition.

Shareholder Advisory Vote on Executive Compensation

We provided our shareholders with the opportunity to cast a non-binding advisory vote on executive compensation at the annual meeting of shareholders held in May 2011.  Over 99% of the voting power represented at the meeting and entitled to vote on that matter voted to approve, on a non-binding advisory basis, the compensation paid to the our named executive officers, as described in the proxy statement for that meeting.  The Compensation Committee reviewed these voting results, and the Corporation did not change its approach to executive compensation in 2012 or 2013 as a direct result of the vote.  We intend to seek a shareholder advisory vote on executive compensation once every three years and will seek such vote at the Annual Meeting.  Please see “Proposal 4 — Approval of the Compensation of Our Named Executive Officers on a Non-Binding Advisory Basis” below.

2013 Executive Compensation

We generally make decisions with respect to executive compensation for a particular compensation year in the first or second quarter of the applicable year.  With respect to the executive compensation of our NEOs, the Board of Directors and the Compensation Committee (together with Mr. Ergen, for each of the NEOs other than himself) reviewed total compensation of each NEO and the value of (a) historic and current components of each NEO’s compensation, including the base salary and any bonus paid to the NEO in the prior year, and (b) stock options and restricted stock units held by each NEO pursuant to our incentive plans.  The Compensation Committee (together with Mr. Ergen, for each of the NEOs other than himself) also reviewed the Peer Group Data prepared for 2013 and other information described in “Compilation of Certain Proxy Data” above.  As described in “General Compensation Levels” above, we aim to provide base salaries and long-term incentives that are competitive with market practice with an emphasis on providing a substantial portion of overall compensation in the form of equity incentives.

Compensation of Our Chief Executive Officer and President and our Chairman

2013 Base Salary.    In determining Mr. Dugan’s 2013 base salary, Mr. Ergen subjectively determined that Mr. Dugan’s existing base compensation should be increased effective November 2013 based on Mr. Dugan’s contributions to the Corporation. In connection with our spin-off from DISH Network, effective January 1, 2008 (the “Spin-off”), Mr. Ergen’s base salary for 2009 was set by the Compensation Committee at $1 and remained at such level through 2013.

2013 Cash Bonus.  No bonus was paid to Mr. Dugan or Mr. Ergen in 2013.

2013 Equity Incentives.    With respect to equity incentives, we attempt to ensure that both our Chief Executive Officer and President and our Chairman have equity awards at any given time that are significant in relation to their annual cash compensation to ensure that they have appropriate incentives tied to the performance of our Class A Shares.  During 2013, the Compensation Committee determined that Mr. Dugan had sufficient equity awards to ensure that he had appropriate incentives tied to the performance of our Class A Shares and therefore did not award Mr. Dugan any additional equity awards.  During 2013, the Compensation Committee awarded Mr. Ergen an option to purchase 700,000 Class A Shares to replace 700,000 which had not been validly granted in 2011.

Compensation of Other Named Executive Officers

2013 Base Salary.  Base salaries for each of the other NEOs are determined annually by the Board of Directors primarily based on Mr. Ergen’s recommendations.  The Board of Directors places substantial weight on Mr. Ergen’s recommendations in light of his role as Chairman and as our controlling shareholder.  Mr. Ergen made recommendations to the Board of Directors with respect to the 2013 base salary of each of the NEOs (other than himself), after considering: (a) the NEO’s base salary in 2012, (b) the base salary including the range of the percentage increases in base salary, for NEOs of the companies contained in the Peer Group Data, (c) whether the NEO’s base salary was appropriate in light of our goals, including retention of the NEO, (d) the expected compensation to be paid to other NEOs in 2013 in relation to a particular NEO, (e) whether the NEO was promoted or newly hired in 2013, and (f) whether in Mr. Ergen’s subjective determination, the NEO’s performance in 2012 warranted an increase in the NEO’s base salary in 2013.  Placing primary weight on (a) the NEO’s base salary in 2012 and (c) whether, in Mr. Ergen’s subjective view, an increase in base salary was warranted based on performance or necessary to retain the NEO. Based on Mr. Jackson’s performance in 2012 and Mr. Ergen’s subjective determination, Mr. Ergen recommended a base salary increase for Mr. Jackson for 2013.  Mr. Kaul’s base salary was adjusted in 2013 as part of the integration of the compensation programs for EchoStar and Hughes employees following the Hughes Acquisition.  These amounts are indicated in “Executive Compensation and Other Information—Summary Compensation Table” below.  In determining Mr. Rayner’s 2013 base salary, Mr. Ergen subjectively determined that Mr. Rayner’s existing base compensation was already within the range of market compensation indicated in the Peer Group Data in light of the Corporation’s practices with respect to base salaries and that therefore an increase over Mr. Rayner’s 2012 base salary was not necessary.  The Board of Directors accepted each of Mr. Ergen’s recommendations with respect to the base salaries for each of the NEOs.

2013 Cash Bonus.  Mr. Ergen generally recommends that an NEO receive a discretionary cash bonus only to the extent that Mr. Ergen considers a particular individual’s performance to have made an extraordinary contribution towards the achievement of EchoStar’s goals.   Mr. Kaul received a cash bonus in 2013 pursuant to his employment agreement and an annual incentive plan that is in place at Hughes and was established by Hughes prior to the Hughes Acquisition.  No other cash bonuses were awarded to any NEOs in 2013.

2013 Equity Incentives.  With respect to equity incentives, we primarily evaluate the position of each NEO to ensure that the NEO has appropriate incentives tied to the performance of our Class A Shares.  This determination is made by the Compensation Committee primarily on the basis of Mr. Ergen’s recommendation.  For 2013, Mr. Ergen based his recommendation on, and the Compensation Committee took into account, among other things, the equity awards necessary to retain our executive officers.  During 2013, the Compensation Committee awarded Mr. Jackson an option to purchase 50,000 Class A Shares to ensure that he had appropriate incentives tied to the performance of our Class A Shares.  Other than Mr. Ergen, as discussed above, no other NEOs received equity awards in 2013.

Compensation Committee Report

The Compensation Committee is appointed by the Board of Directors to discharge certain of the Board of Directors’ responsibilities relating to compensation of EchoStar’s executive officers.

The Compensation Committee, to the extent the Board of Directors deems necessary or appropriate, will among other things:

•                  Make and approve all option grants and other issuances of EchoStar’s equity securities to EchoStar’s executive officers and members of our Board of Directors other than nonemployee directors;

•                  Approve all other option grants and issuances of EchoStar’s equity securities, and recommend that the full Board of Directors make and approve such grants and issuances; and

•                  Set the compensation of the Chairman.

Based on the review of the Compensation Discussion and Analysis and discussions with management, the Compensation Committee recommended to the Board of Directors that the Compensation Discussion and Analysis be included in this Proxy Statement.

The Compensation Committee

Tom A. Ortolf (Chairman)

C. Michael Schroeder

Anthony M. Federico

The report of the Compensation Committee and the information contained therein shall not be deemed to be “soliciting material” or “filed” or incorporated by reference in any filing we make under the Securities Act of 1933 (the “Securities Act”) or under the Exchange Act, irrespective of any general statement incorporating by reference this information into any such filing, or subject to the liabilities of Section 18 of the Exchange Act, except to the extent that we specifically incorporate this information by reference into a document we file under the Securities Act or the Exchange Act.

Executive Compensation Tables

Summary Compensation Table

Our executive officers are compensated by certain of our subsidiaries.  The following table sets forth the cash and noncash compensation paid to each NEO for the fiscal years ended December 31, 2013, 2012 and 2011.

Name and Principal Position	Year	Salary ($)	Bonus ($)	Stock Awards ($)	Option Awards ($) (1)	Non-Equity Incentive Plan Compensation ($) (2)	Change in Pension Value and Nonqualified Deferred Compensation Earnings ($)	All Other Compensation ($) (3)	Total ($)
Michael T. Dugan	2013	763,846	—	1,774	—	—	—	22,606	788,226
Chief Executive Officer and President	2012	750,000	—	342	3,466,925	—	—	67,517	4,284,784
	2011	750,000	—	—	—	—	—	58,420	808,420
Charles W. Ergen	2013	1	—	2,139	10,914,610	—	—	17,735	10,934,485
Chairman	2012	1	—	551	—	—	—	22,410	22,962
	2011	1	—	209	11,535,549	—	—	199,574	11,735,333
Mark W. Jackson	2013	522,885	—	497	793,295	—	—	29,735	1,346,412
President, EchoStar Technologies, L.L.C	2012	500,000	—	281	—	—	—	4,000	504,281
	2011	500,000	—	209	—	—	—	7,895	508,104
Pradman P. Kaul (4)	2013	734,810	99,000	—	—	561,000	—	102,985	1,497,795
President, Hughes Communications, Inc.	2012	725,005	54,450	—	—	599,550	31,205	153,192	1,563,402
	2011	393,675	52,500	—	—	336,000	—	58,189	840,364
David J. Rayner (5)	2013	440,000	—	—	—	—	—	12,616	452,616
Executive Vice President,	2012	25,385	—	1,140,655	1,370,360	—	—	—	2,536,400
Chief Financial Officer and Treasurer	2011	390,094	—	—	1,117,905	—	—	4,000	1,511,999

(1)

The amounts reported in the “Option Awards” column reflect the aggregate grant date fair values in accordance with FASB ASC Topic 718. Assumptions used in the calculation of these amounts are included in Note 14 in the Notes to the Corporation’s audited financial statements for the fiscal year ended December 31, 2013, included in the Corporation’s Annual Report on Form 10-K filed with the SEC on February 21, 2014.

(2)

In 2013, the Hughes annual incentive plan, applicable to Mr. Kaul, had metrics that were weighted as 90% associated with the financial performance of Hughes, and 10% associated with a subjective factor. The portion of the incentive payment related to the subjective factor is reported in the “Bonus” column and the portion of the incentive payment related to the Hughes financial performance is reported in the “Non-Equity Incentive Plan Compensation” column.

(3)

“All Other Compensation” includes: (a) for Mr. Dugan, amounts contributed by the Corporation pursuant to our 401(k) matching program and profit sharing program and amounts associated with the personal use of corporate aircraft; (b) for Mr. Ergen, amounts associated with the personal use of corporate aircraft; (c) for Mr. Jackson, amounts contributed by the Corporation pursuant to our 401(k) matching program and profit sharing program and related to paid time off (PTO) carryover; (d) for Mr. Kaul, amounts related to our profit sharing program and programs put in place by Hughes prior to the Hughes Acquisition, including executive medical benefits, personal liability insurance, and financial planning services; and (e) for Mr. Rayner, amounts related to our profit sharing program and PTO carryover.

(4)

Mr. Kaul became an employee of the Corporation, effective June 8, 2011 in connection with the Hughes Acquisition. Mr. Kaul has served as a member of our board of directors since August 2011. The compensation information for 2011 reflects only that portion of Mr. Kaul’s compensation attributable on a pro rata basis to the time period between June 8, 2011 and December 31, 2011. Mr. Kaul continues to participate in certain compensation programs approved by Hughes, which existed prior to the Hughes Acquisition.

(5)

Mr. Rayner has served as our Executive Vice President, Chief Financial Officer and Treasurer since December 2012. The compensation information for 2012 reflects only that portion of Mr. Rayner’s compensation attributable on a pro rata basis to the time period between December 3, 2012 and December 31, 2012. Mr. Rayner also served as our Executive Vice President and Chief Financial Officer from June 2010 to November 2011.

Grant of Plan-Based Awards

The following table provides information on equity awards granted in 2013 for our NEOs. Mr. Kaul and Mr. Rayner did not receive any equity awards in 2013.

			Estimated Future Payouts Under Non-Equity Incentive Plan Awards			Estimated Future Payouts Under Equity Incentive Plan Awards			All Other Stock Awards:	All Other Option Awards:
		Date of Compensation							Number of Shares of Stock	Number of Securities Underlying	Exercise or Base Price of Option	Grant Date Fair Value of Stock and
Name	Grant Date	Committee Approval	Threshold ($)	Target ($)	Maximum ($)	Threshold (#)	Target (#)	Maximum (#)	or Units (#) (1)	Options (#)	Awards ($/sh)	Option Awards ($) (2)
Michael T. Dugan	3/28/2013	—	—	—	—	—	—	—	20	—	—	779
	4/1/2013	2/13/2013	—	—	—	—	—	—	117	—	—	4,000
	12/31/2013	—	—	—	—	—	—	—	20	—	—	994
Charles W. Ergen.	3/28/2013	—	—	—	—	—	—	—	20	—	—	779
	4/1/2013	2/13/2013	—	—	—	—	—	—	—	700,000	38.38	10,914,610
	7/1/2013	—	—	—	—	—	—	—	10	—	—	391
	10/1/2013	—	—	—	—	—	—	—	10	—	—	472
	12/31/2013	—	—	—	—	—	—	—	10	—	—	497
Mark W. Jackson	4/1/2013	2/13/2013	—	—	—	—	—	—	117	—	—	4,000
	7/1/2013	6/28/2013	—	—	—	—	—	—	—	50,000	39.05	793,295
	12/31/2013	—	—	—	—	—	—	—	10	—	—	497

(1)

The 117 shares granted to Mr. Dugan and Mr. Jackson on April 1, 2013 and reported in the “All Other Stock Awards” column represent shares awarded to the eligible NEOs during 2013 based on 2012 performance pursuant to our profit sharing program. The shares granted to Mr. Dugan and Mr. Ergen on March 28, 2013 and December 31, 2013 and to Mr. Ergen on July 1, 2013 and October 1, 2013 and reported in the “All Other Stock Awards” column represent shares awarded to the eligible NEOs pursuant to our Employee Innovator Recognition Program.

(2)

The amounts reported in the “Grant Date Fair Value of Stock and Option Awards” column reflect the aggregate grant date fair values in accordance with FASB ASC Topic 718. Assumptions used in the calculation of these amounts are included in Note 14 in the Notes to the Corporation’s audited financial statements for the fiscal year ended December 31, 2013, included in the Corporation’s Annual Report on Form 10-K filed with the SEC on February 21, 2014.

Outstanding Equity Awards at Fiscal Year-End

Except as indicated elsewhere, all awards reflected in this table were made in shares of EchoStar common stock and were granted under the terms of EchoStar’s 2008 Stock Incentive Plan.

	Option Awards						Stock Awards
Name	Number of Securities Underlying Unexercised Options Exercisable (#)	Number of Securities Underlying Unexercised Options Unexercisable (#)	Number of Securities Underlying Unexercised Unearned Options (#)	Option Exercise Price ($)	Option Expiration Date		Number of Shares or Units of Stock That Have Not Vested (#)	Market Value of Shares or Units of Stock That Have Not Vested ($)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)
Michael T. Dugan(1)	100,000	—	—	22.94	12/30/2015	(5)	—	—	—	—
	100,000	—	—	17.83	12/30/2015	(6)	—	—	—	—
	480,614	—	—	20.14	12/31/2019		—	—	—	—
	250,000	—	—	34.22	12/31/2022		—	—	—	—
Charles W. Ergen(2)	500,000	—	—	29.54	3/31/2018		—	—	—	—
	320,000	480,000	—	37.85	3/31/2021		—	—	—	—
	—	700,000	—	38.38	4/1/2023		—	—	—	—
Mark W. Jackson(3)	—	—	60,000	24.69	3/31/2015	(5)	—	—	—	—
	—	—	300,000	19.55	3/31/2015	(6)	—	—	—	—
	1	20,000	—	14.83	3/31/2019		—	—	—	—
	10,000	20,000	—	19.08	6/30/2020		—	—	—	—
	—	50,000	—	39.05	7/1/2023		—	—	—	—
David J. Rayner (4)	20,000	80,000	—	34.22	12/31/2022		26,667	1,325,883	—	—

(1)                     All of the outstanding equity awards held by Mr. Dugan at fiscal year-end were vested as of December 31, 2013.

(2)                     On March 31, 2011, Mr. Ergen was granted 800,000 options to purchase our common stock that have an exercise price of $37.85 and vest 20% on each of March 31, 2012, 2013, 2014, 2015 and 2016.  On April 1, 2013, Mr. Ergen was granted 700,000 options to purchase our common stock that have an exercise price of $38.38 and vest 20% on each of April 1, 2014, 2015, 2016, 2017 and 2018.  All other options held by Mr. Ergen at fiscal year-end were vested as of December 31, 2013.

(3)                     On March 31, 2009, Mr. Jackson was granted 100,000 options to purchase our common stock that have an exercise price of $14.83 and vest 20% on each of March 31, 2010, 2011, 2012, 2013 and 2014. On June 30, 2010, Mr. Jackson was granted 50,000 options to purchase our common stock that have an exercise price of $19.08 and vest 20% on each of June 30, 2011, 2012, 2013, 2014, and 2015. On July 1, 2013, Mr. Jackson was granted 50,000 options to purchase our common stock that have an exercise price of $39.05 and vest 20% on each of July 1, 2014, 2015, 2016, 2017, and 2018. All other options held by Mr. Jackson at fiscal year-end were vested as of December 31, 2013.

(4)                     Mr. Rayner was granted 100,000 options to purchase our common stock on December 31, 2012 at an exercise price of $34.22 and vest 20% on each of December 31, 2013, 2014, 2015, 2016, 2017.  In addition, Mr. Rayner was issued 33,333 shares of our restricted stock that vest 20% on each of December 31, 2013, 2014, 2015, 2016, 2017.

(5)                     Amounts represent outstanding EchoStar awards received by our NEOs as a result of the Spin-off.

(6)                     Amounts represent outstanding DISH Network awards granted to our NEOs prior to the Spin-off.

In connection with the Spin-off, effective January 1, 2008, all DISH Network stock options and restricted stock units held by DISH Network employees, including executive officers, were adjusted to reflect the change in the price of DISH Network common stock that occurred as a result of the Spin-off, and an additional award was granted that related to EchoStar’s common stock.  Each DISH Network stock option was converted into two options: (i) an adjusted DISH Network stock option for the same number of shares as were exercisable under the original DISH Network stock option with an exercise price equal to the exercise price of the original DISH Network stock option multiplied by 0.831219; and (ii) a new EchoStar stock option for one-fifth of the number of shares as were exercisable under the original DISH Network stock option with an exercise price equal to the exercise price of the original DISH Network stock option multiplied by 0.843907.  The information regarding DISH Network options is based solely on information supplied by DISH Network to EchoStar.

Option Exercises and Stock Vested

The following table summarizes the exercises of stock options by our NEOs and the vesting of stock held by our NEOs during the year ended December 31, 2013.

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise (#)(1)	Value Realized on Exercise ($) (2)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)
Michael T. Dugan	386,886	7,692,972	—	—
Mark W. Jackson	899,999	18,251,905	—	—
David J. Rayner	—	—	6,666	331,434

(1)         Amounts include shares of DISH Network common stock received upon the exercise of stock option awards granted to our NEOs prior to the Spin-off.  The information with respect to DISH Network is based solely on information supplied by DISH Network to EchoStar.

(2)         The value realized on exercise is computed by multiplying the difference between the exercise price of the stock option and the market price of the shares on the date of exercise by the number of shares with respect to which the option was exercised.

Nonqualified Deferred Compensation

The following table summarizes non-qualified deferred compensation earned or contributed by, or on behalf of our NEOs under our Excess Benefit Plan for the year ended December 31, 2013.

Name	Executive Contributions in 2013 ($)	Registrant Contributions in 2013 ($)	Aggregate Earnings in 2013(1) ($)	Aggregate Withdrawals/ Distributions ($)	Aggregate Balance at December 31, 2013 ($)
Michael T. Dugan	79,200	—	3,051	—	82,250
Pradman P. Kaul	—	—	127,067	—	532,279
David J. Rayner	11,100	—	386	—	11,486

(1)         Aggregate earnings are dependent on the investment decisions made by the executive.  All earnings are market earnings, and none are preferential or set by the Corporation.

Potential Payments Upon Termination Following a Change in Control

As discussed in “Compensation Discussion and Analysis” above, our form of option agreement given to executive officers includes acceleration of vesting upon a change in control for those executive officers that are terminated by us or the surviving entity, as applicable, for any reason other than for cause during the twenty-four month period following such change in control.

Generally a change in control is deemed to occur upon: (i) a transaction or a series of transactions the result of which is that any person (other than Mr. Ergen, our controlling shareholder, or a related party) individually owns more than fifty percent (50%) of the total equity interests of either (a) EchoStar or (b) the surviving entity in any such transaction(s) or a controlling affiliate of such surviving entity in such transaction(s); and (ii) the first day on which a majority of the members of the Board of Directors of EchoStar are not continuing directors.

Assuming a change in control was to have taken place as of December 31, 2013 and the executives are terminated by EchoStar or the surviving entity at such date, the estimated benefits that would have been provided to our NEOs are as follows:

Name	Maximum Value of Accelerated Vesting of Options and Stock ($)
Michael T. Dugan (1)	—
Charles W. Ergen	13,635,600
Mark W. Jackson	1,844,100
David J. Rayner	2,565,883

(1)         As of December 31, 2013, all of Mr. Dugan’s outstanding equity awards were vested.

Mr. Kaul’s termination benefits following a change of control were set by Hughes prior to the Hughes Acquisition and relate to a change of control of Hughes. Mr. Kaul does not have any termination benefits triggered by a change of control of EchoStar.

Pursuant to his employment agreement, if Mr. Kaul’s employment is terminated for cause, Mr. Kaul will receive his: (i) earned but unpaid base salary; (ii) earned but unpaid bonus; (iii) accrued but unused paid time off; and (iv) unreimbursed business expenses (subject to company policies), through the date of termination. In the event that Mr. Kaul’s employment is terminated by us without cause, terminated by him for good reason, or in the event that we provide him with notice of non-renewal of his employment agreement, subject to his execution of a waiver and release of claims in favor of Hughes and its affiliates, Mr. Kaul would receive: (i) any earned but unpaid compensation, including base salary, bonus, accrued but unused paid time off and unreimbursed business expenses (subject to company policies); (ii) a lump sum amount equal to three (3) times the sum of (x) and (y), where (x) is Mr. Kaul’s annual base salary (in effect on the date of termination) and (y) is 100% of Mr. Kaul’s target bonus amount; (iii) certain COBRA benefits not to exceed a cash amount equal to 1.5 times the monthly COBRA premium paid by Mr. Kaul; and (vi) reasonable outplacement benefits.  However, in the event Mr. Kaul terminates his employment without good reason, he becomes permanently disabled and is terminated by us, or he dies during the term of his employment agreement, he will only be entitled to his earned but unpaid compensation, including base salary, bonus, accrued but unused paid time off and unreimbursed business expenses (subject to company policies), through the date of termination.

Assuming a change of control of Hughes was to have taken place on December 31, 2013 and Mr. Kaul’s employment was terminated under any of the following circumstances as of such date, the payments and benefits that would have been provided to Mr. Kaul are as follows:

Circumstance	Cash Severance ($) (1)	Bonus ($) (2)	Medical Continuation ($) (3)	Value of Accelerated Equity and Performance Awards and Excess Benefit Plan Accounts ($)	Outplacement Benefits ($)
For cause	—	740,000	—	—	—
Without cause, for good reason or or non-renewal of agreement by us	4,440,000	740,000	38,528	—	—
Without good reason or non-renewal of agreement by executive	—	740,000	—	—	20,000
Disability or death	—	740,000	—	—	—
Change in control (4)	4,440,000	740,000	38,528	—	20,000

(1)         This amount represents three times the sum of Mr. Kaul’s base salary plus target bonus.

(2)         This amount represents Mr. Kaul’s annual incentive plan bonus earned in 2013.

(3)         This amount represents the amount of Mr. Kaul’s medical payments for 18 months of COBRA coverage times 1.5.

(4)         No payments or benefits are triggered based upon termination of Mr. Kaul in connection with a change of control of EchoStar.

Employee Stock Incentive Plan

We have adopted an employee stock incentive plan, which we refer to as the 2008 Stock Incentive Plan.  The purpose of the 2008 Stock Incentive Plan is to provide incentives to attract and retain executive officers and other key employees.  The 2008 Stock Incentive Plan is administered by our Compensation Committee.

Awards available under the 2008 Stock Incentive Plan include: (i) common stock purchase options; (ii) stock appreciation rights; (iii) restricted stock and restricted stock units; (iv) performance awards; (v) dividend equivalents; and (vi) other stock-based awards.  As of December 31, 2013, 5,513,108 of our Class A Shares were available for issuance under the 2008 Stock Incentive Plan.  This number includes awards representing 1,038,880 Class A Shares that have not been previously included.  These awards were originally issued as part of the Spin-off under a DISH Network long-term, performance-based stock incentive plan and expired on December 31, 2008 because the performance condition was not achieved.  The Compensation Committee retains discretion, subject to plan limits, to modify the terms of outstanding awards and to re-price awards.

As of December 31, 2013, there were outstanding options to purchase 5,239,462 Class A Shares and 64,197 outstanding restricted stock units under the 2008 Stock Incentive Plan.  These awards generally vest at the rate of 20% per year commencing one year from the date of grant.  The exercise prices of these options, which have generally been equal to or greater than the fair market value of our Class A Shares at the date of grant, range from less than $1.00 to $49.72 per Class A Share.

Equity Compensation Plan Information

In addition to the 2008 Stock Incentive Plan and the 2008 Director Plan, during 2008 we adopted and our shareholders approved the 2008 Class B Chairman Stock Option Plan, under which we have reserved 4 million Class B Shares for issuance.  The shares available for issuance under the 2008 Class B Chairman Stock Option Plan are not included in the table below.  No options have been granted to date under the 2008 Class B Chairman Stock Option Plan.

The following table sets forth a description of our equity compensation plans as of December 31, 2013:

Plan Category	Number of Securities to be Issued Upon Exercise of Outstanding Options, Warrants and Rights (a)	Weighted- Average Exercise Price of Outstanding Options, Warrants and Rights (b) (1)	Number of Securities Remaining Available for Future Issuance Under Equity Compensation Plans (excluding securities reflected in column (a)) (c)
Equity compensation plans approved by shareholders	6,392,935	$30.43	4,582,308
Equity compensation plans not approved by shareholders	—	—	—
Total	6,392,935	$30.43	4,582,308

(1)         The calculation of the weighted-average exercise price of outstanding options, warrants and rights excludes restricted stock units that provide for the issuance of shares of common stock upon vesting because these awards do not require payment of an exercise price in order to obtain the underlying shares upon vesting.

Risk Assessment

We believe that our compensation programs and practices, which consist primarily of fixed cash salary and long term incentive awards, assist in our efforts to mitigate excessive risk taking by our employees. The Board of Directors annually reviews the cash and equity incentive programs for the Corporation’s senior executives, who are the employees whose actions could expose the Corporation to the most significant business risks.  The Board of

Directors concluded that certain features of these programs tend to reduce the likelihood of excessive risk taking. These features include a compensation mix that delivers a substantial portion of compensation in the form of long-term equity awards to create incentives to work for the long-term growth of the Corporation; multi-year vesting of equity awards; limited use of short-term incentive awards, thus reducing the incentive to take short-term risks; and the Compensation Committee and Board of Directors’ ongoing oversight to ensure the Corporation’s compensation programs and practices appropriately balance the interests of employees and stockholders.

For the foregoing reasons, the Board of Directors believes that the Corporation’s compensation policies and practices do not create risks that are reasonably likely to have a material adverse effect on the Corporation.

CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS

Our Board of Directors has adopted a written policy for the review and approval of transactions involving EchoStar and related parties, such as directors, executive officers (and their immediate family members) and DISH Network. In order to identify these transactions, we distribute questionnaires to our officers and directors on a quarterly basis. Our General Counsel then directs the appropriate review of all potential related-party transactions and schedules their presentation at the next regularly-scheduled meetings of the Audit Committee and the Board of Directors. Both the Audit Committee and the Board of Directors must approve these transactions, with all interested parties abstaining from the vote. Once each calendar year, the Audit Committee and the Board of Directors undertake a review of all recurring potential related-party transactions. Both the Audit Committee and the Board of Directors must approve the continuation of each such transaction, with all interested parties abstaining. Transactions involving DISH Network are subject to the approval of a committee of the non-interlocking directors or in certain circumstances, non-interlocking management.

Related Party Transactions with DISH Network

Following the Spin-off, we and DISH Network have operated as separate publicly-traded companies.  However, pursuant to the Satellite and Tracking Stock Transaction described below, DISH Network owns Hughes Retail Preferred Tracking Stock representing an aggregate 80.0% economic interest in the residential retail satellite broadband business of HNS, including certain operations, assets and liabilities attributed to such business.  In addition, a substantial majority of the voting power of the shares of both companies is owned beneficially by Charles W. Ergen, our Chairman, and by certain trusts established by Mr. Ergen for the benefit of his family.

In connection with and following the Spin-off, we and DISH Network have entered into certain agreements pursuant to which we obtain certain products, services and rights from DISH Network; DISH Network obtains certain products, services and rights from us; and we and DISH Network have indemnified each other against certain liabilities arising from our respective businesses. We also may enter into additional agreements with DISH Network in the future.  Generally, the amounts DISH Network pays for products and services provided under the agreements are based on our cost plus a fixed margin (unless noted differently below), which varies depending on the nature of the products and services provided.

Blockbuster Agreements

On April 26, 2011, DISH Network acquired substantially all of the assets of Blockbuster, Inc. (the “Blockbuster Acquisition”).  On June 8, 2011, we completed the Hughes Acquisition.  HNS provided certain broadband products and services to Blockbuster pursuant to an agreement that was entered into prior to the Blockbuster Acquisition and the Hughes Acquisition.  Subsequent to both the Blockbuster Acquisition and the Hughes Acquisition, Blockbuster entered into a new agreement with HNS pursuant to which Blockbuster may continue to purchase broadband products and services from HNS (the “Blockbuster VSAT Agreement”). We earned revenues of $1.1 million and $4,000 under the Blockbuster VSAT Agreement for the year ended December 31, 2013 and the six months ended June 30, 2014, respectively.

Effective February 1, 2014, all services to all Blockbuster locations, including Blockbuster franchisee locations, terminated in connection with the closing of all of the Blockbuster retail locations.

Broadcast Agreement

Effective January 1, 2012, we and DISH Network entered into a new broadcast agreement (the “2012 Broadcast Agreement”) pursuant to which we provide certain broadcast services to DISH Network, including teleport services such as transmission and downlinking, channel origination services, and channel management services, for the period from January 1, 2012 to December 31, 2016.  The 2012 Broadcast Agreement replaced the broadcast agreement that we entered into with DISH Network in connection with the Spin-off.  The fees for the services provided under the 2012 Broadcast Agreement are calculated at either: (a) our cost of providing the relevant service plus a fixed dollar fee, which is subject to certain adjustments; or (b) our cost of providing the relevant service plus a fixed margin, which will depend on the nature of the services provided. DISH Network has the ability to terminate channel origination services and channel management services for any reason and without any liability upon at least

60 days’ notice to us. If DISH Network terminates the teleport services provided under the 2012 Broadcast Agreement for a reason other than our breach, DISH Network generally is obligated to reimburse us for any direct costs we incur related to any such termination that we cannot reasonably mitigate. We earned revenues of approximately $229.6 million and $109.5 million from DISH Network under the 2012 Broadcast Agreement for the year ended December 31, 2013 and the six months ended June 30, 2014, respectively.

Broadcast Agreement for Certain Sports Related Programming

During May 2010, we and DISH Network entered into a broadcast agreement pursuant to which we provide certain broadcast services to DISH Network in connection with its carriage of certain sports related programming. The term of this agreement is ten years. If DISH Network terminates this agreement for a reason other than our breach, DISH Network generally is obligated to reimburse us for any direct costs we incur related to any such termination that we cannot reasonably mitigate.  The fees for the broadcast services provided under this agreement depend, among other things, upon the cost to develop and provide such services.  We earned revenue from DISH Network of approximately $1.4 million and $0.7 million under this broadcast agreement for the year ended December 31, 2013 and the six months ended June 30, 2014, respectively.

DBSD North America Agreement

On March 9, 2012, DISH Network completed its acquisition of 100% of the equity of reorganized DBSD North America, Inc. (“DBSD North America”).  Prior to DISH Network’s acquisition of DBSD North America and our completion of the Hughes Acquisition, DBSD North America and HNS entered into an agreement pursuant to which our Hughes segment provides, among other things, hosting, operations and maintenance services of DBSD North America’s satellite gateway and associated ground infrastructure. This agreement was renewed for a one year period ending on February 15, 2015, and renews for two successive one-year periods unless terminated by DBSD North America upon at least 30 days’ notice prior to the expiration of any renewal term.  HNS earned revenue from DBSD North America of approximately $2.3 million and $1.1 million under this agreement for the year ended December 31, 2013 and the six months ended June 30, 2014, respectively.

DISH Digital Holding L.L.C.

Effective July 1, 2012, we and DISH Network formed DISH Digital Holding, L.L.C. (“DISH Digital”), which was owned two-thirds by DISH Network and one-third by EchoStar.  DISH Digital was formed to develop and commercialize certain advanced technologies.  At that time, we, DISH Network and DISH Digital entered into the following agreements with respect to DISH Digital: (i) a contribution agreement pursuant to which we and DISH Network contributed certain assets in exchange for our respective ownership interests in DISH Digital; (ii) a limited liability company operating agreement (“Operating Agreement”), which provides for the governance of DISH Digital; and (iii) a commercial agreement (“Commercial Agreement”) pursuant to which, among other things, DISH Digital has: (a) certain rights and corresponding obligations with respect to its business; and (b) the right, but not the obligation, to receive certain services from us and DISH Network, respectively.  We earned revenue from DISH Digital of approximately $17.6 million and $8.9 million under the commercial agreement for the year ended December 31, 2013 and the six months ended June 30, 2014, respectively.

Effective August 1, 2014, we and DISH Digital entered into an exchange agreement (the “Exchange Agreement”) pursuant to which, among other things, DISH Digital distributed certain assets to us and we reduced our interest in DISH Digital to a ten percent non-voting interest.  DISH Network now has a ninety percent equity interest and a 100% voting interest in DISH Digital.  In addition, we, DISH Network and DISH Digital amended and restated the Operating Agreement, primarily to reflect the changes implemented by the Exchange Agreement.  Finally, we, DISH Network and DISH Digital amended and restated the Commercial Agreement, pursuant to which, among other things, DISH Digital:  (i) continues to have certain rights and corresponding obligations with respect to its business; (ii) continues to have the right, but not the obligation, to receive certain services from us and DISH Network; and (iii) has a license from us to use certain of the assets distributed to us as part of the Exchange Agreement.  As of June 30, 2014, we accounted for our investment in DISH Digital using the equity method.

DISHOnline.com Services Agreement

Effective January 1, 2010, DISH Network entered into a two-year agreement with us pursuant to which DISH Network receives certain services associated with an online video portal.  The fees for the services provided under this services agreement depend, among other things, upon the cost to develop and operate such services.  We earned revenue of approximately $6.2 million and $2.9 million under the DISHOnline.com Services Agreement for the year ended December 31, 2013 and the six months ended June 30, 2014, respectively.  DISH Network has the option to renew this agreement for three successive one year terms and the agreement may be terminated by DISH Network for any reason upon at least 120 days’ notice to us.  In November 2013, DISH Network exercised its right to renew this agreement for a one-year period ending on December 31, 2014.

DISH Remote Access Services Agreement

Effective February 23, 2010, we entered into an agreement with DISH Network pursuant to which DISH Network receives, among other things, certain remote digital video recorder (“DVR”) management services.  The fees for the services provided under this services agreement depend, among other things, upon the cost to develop and operate such services.  We earned revenue of approximately $1.5 million and $0.9 million under the DISH Remote Access Services Agreement for the year ended December 31, 2013 and the six months ended June 30, 2014, respectively.  This agreement has a term of five years with automatic renewal for successive one year terms and may be terminated by DISH Network for any reason upon at least 120 days’ notice to us.

Hughes Broadband Distribution Agreement

Effective October 1, 2012, HNS and dishNET Satellite Broadband L.L.C. (“dishNET”), a wholly-owned subsidiary of DISH Network, entered into a distribution agreement (the “Distribution Agreement”) pursuant to which dishNET has the right, but not the obligation, to market, sell and distribute the Hughes satellite internet service (the “Hughes service”).  dishNET pays HNS a monthly per subscriber wholesale service fee for the Hughes service based upon a subscriber’s service level, and, beginning January 1, 2014, based upon certain volume subscription thresholds.  The Distribution Agreement also provides that dishNET has the right, but not the obligation, to purchase certain broadband equipment from us to support the sale of the Hughes service.  The Distribution Agreement initially had a five year term with automatic renewal for successive one year terms unless terminated by either party with a written notice at least 180 days before the expiration of the then-current term.  On February 20, 2014, HNS and dishNET entered into an amendment to the Distribution Agreement which, among other things, extended the initial term of the Distribution Agreement through March 1, 2024.  Upon expiration or termination of the Distribution Agreement, the parties will continue to provide the Hughes service to the then-current dishNET subscribers pursuant to the terms and conditions of the Distribution Agreement.  HNS earned revenue of approximately $91.2 million and $46.4 million from dishNET under the Distribution Agreement for the year ended December 31, 2013 and the six months ended June 30, 2014, respectively.

Intellectual Property Matters Agreement

We entered into an Intellectual Property Matters Agreement with DISH Network and certain of its subsidiaries in connection with the Spin-off. The Intellectual Property Matters Agreement governs our relationship with DISH Network with respect to patents, trademarks and other intellectual property. The term of the Intellectual Property Matters Agreement will continue in perpetuity. Pursuant to the Intellectual Property Matters Agreement, DISH Network and certain of its subsidiaries irrevocably assigned to us all right, title and interest in certain patents, trademarks and other intellectual property necessary for the operation of our set-top box business. In addition, the agreement permits us to use, in the operation of our set-top box business, certain other intellectual property currently owned or licensed by DISH Network and its subsidiaries.

We granted DISH Network and its subsidiaries a non-exclusive, non-transferable, worldwide license to use the name “EchoStar” and a portion of the assigned intellectual property as trade names and trademarks for a limited period of time in connection with DISH Network’s continued operation of the consumer business. The purpose of such license is to eliminate confusion on the part of customers and others during the period following the Spin-off. After the transitional period, DISH Network and its subsidiaries may not use the “EchoStar” name as a trademark, except in certain limited circumstances. Similarly, the intellectual property matters agreement provides that we will not make any use of the name or trademark “DISH Network” or any other trademark owned by DISH Network or its subsidiaries, except in certain circumstances. There were no payments under the Intellectual Property Matters Agreement during 2013. There are no payments expected under the Intellectual Property Matters Agreement in 2014.

Management Services Agreement

In connection with the Spin-off, we entered into a Management Services Agreement with DISH Network pursuant to which DISH Network made certain of its officers available to provide services (which were primarily accounting services) to us.  Effective June 15, 2013, we terminated the Management Services Agreement. We incurred no expenses payable to DISH Network under the Management Services Agreement during 2013 or for the six months ended June 30, 2014.

Patent Cross-License Agreements

During December 2011, we and DISH Network entered into separate patent cross-license agreements with the same third party whereby:  (i) we and such third party licensed our respective patents to each other subject to certain conditions; and (ii) DISH Network and such third party licensed their respective patents to each other subject to certain conditions (each, a “Cross-License Agreement”).  Each Cross-License Agreement covers patents acquired by the respective party prior to January 1, 2017 and aggregate payments under both Cross-License Agreements total less than $10.0 million.  Each Cross-License Agreement also contains an option to extend each Cross-License Agreement to include patents acquired by the respective party prior to January 1, 2022.  If both options are exercised, the aggregate additional payments to such third party would total less than $3.0 million.  However, we and DISH Network may elect to extend our respective Cross-License Agreement independently of each other.  Since the aggregate payments under both Cross-License Agreements were based on the combined annual revenue of us and DISH Network, we and DISH Network agreed to allocate our respective payments to such third party based on our respective percentage of combined total revenue.  No payments were made under the Cross-License Agreement during 2013 or for the six months ended June 30, 2014.

Product Support Agreement

In connection with the Spin-off, we entered into a product support agreement pursuant to which DISH Network has the right, but not the obligation, to receive product support from us (including certain engineering and technical support services) for all set-top boxes and related components that our subsidiaries have previously sold and in the future may sell to DISH Network.  The fees for the services provided under the product support agreement are calculated at cost plus a fixed margin, which varies depending on the nature of the services provided.  The term of the product support agreement is the economic life of such set-top boxes and related components, unless terminated earlier.  DISH Network may terminate the product support agreement for any reason upon at least 60 days’ notice.  In the event of an early termination of this agreement, DISH Network is entitled to a refund of any unearned fees paid to us for the services.  We earned revenue of approximately $36.9 million and $24.3 million from DISH Network under the Product Support Agreement for the year ended December 31, 2013 and the six months ended June 30, 2014, respectively.

Professional Services Agreement

In connection with the Spin-off, we entered into various agreements with DISH Network including the Transition Services Agreement, Satellite Procurement Agreement and Services Agreement, which all expired on January 1, 2010 and were replaced by a Professional Services Agreement.  During 2009, we and DISH Network agreed that we shall continue to have the right, but not the obligation, to receive the following services from DISH Network, among others, certain of which were previously provided under the Transition Services Agreement:  information technology, travel and event coordination, internal audit, legal, accounting and tax, benefits administration, program acquisition services and other support services.  Additionally, we and DISH Network agreed that DISH Network shall continue to have the right, but not the obligation, to engage us to manage the process of procuring new satellite capacity for DISH Network (previously provided under the Satellite Procurement Agreement), receive logistics, procurement and quality assurance services from us (previously provided under the Services Agreement) and other support services.  The Professional Services Agreement automatically renewed on January 1, 2014 for an additional one-year period and renews automatically for successive one-year periods thereafter, unless terminated earlier by either party upon at least 60 days’ notice.  However, either party may terminate the Professional Services Agreement in part with respect to any particular service it receives for any reason upon at least 30 days’ notice.  We incurred expenses payable to DISH Network of approximately $1.1 million and $0.4 million under the Professional Services Agreement for the year ended December 31, 2013 and the six months ended June 30, 2014, respectively. We earned revenue of approximately $18.0 million and $7.1 million from DISH Network under the Professional Services Agreement for the year ended December 31, 2013 and the six months ended June 30, 2014, respectively.

Radio Access Network Agreement

On November 29, 2012, HNS entered into an agreement with DISH Network L.L.C. pursuant to which HNS will construct for DISH Network a ground-based satellite radio access network (“RAN”) for a fixed fee. The completion of the RAN under this agreement is expected to occur on or before November 29, 2014. This agreement generally may be terminated by DISH Network at any time for convenience.  We earned revenue of approximately $10.1 million and $3.7 million from DISH Network under this agreement for the year ended December 31, 2013 and the six months ended June 30, 2014, respectively.

Real Estate Lease Agreements

We have entered into lease agreements pursuant to which DISH Network leases certain real estate from us.  The rent on a per square foot basis for each of the leases is comparable to per square foot rental rates of similar commercial property in the same geographic area at the time of the lease, and DISH Network is responsible for its portion of the taxes, insurance, utilities and maintenance of the premises.  We earned revenue of approximately $11.9 million and $7.0 million from DISH Network under the real estate lease agreements for the year ended December 31, 2013 and the six months ended June 30, 2014, respectively.  The term of each of the leases is set forth below:

Inverness Lease Agreement. The lease for certain space at 90 Inverness Circle East in Englewood, Colorado is for a period ending on December 31, 2016.  This agreement can be terminated by either party upon six months prior notice.

Meridian Lease Agreement. The lease for all of 9601 S. Meridian Blvd. in Englewood, Colorado is for a period ending on December 31, 2016.

Santa Fe Lease Agreement. The lease for all of 5701 S. Santa Fe Dr. in Littleton, Colorado is for a period ending on December 31, 2016 with a renewal option for one additional year.

EchoStar Data Networks Sublease Agreement. The sublease for certain space at 211 Perimeter Center in Atlanta, Georgia is for a period ending on October 31, 2016.

Gilbert Lease Agreement. The lease for certain space at 801 N. DISH Dr. in Gilbert, Arizona is a month to month lease and can be terminated by either party upon 30 days prior notice.  This lease was terminated in May 2014.

Cheyenne Lease Agreement. The lease for certain space at 530 EchoStar Drive in Cheyenne, Wyoming is for a period ending on December 31, 2031.

Since the Spin-off, we have entered into lease agreements pursuant to which we lease certain real estate from DISH Network.  The rent on a per square foot basis for each of the leases is comparable to per square foot rental rates of similar commercial property in the same geographic area at the time of the lease, and we are responsible for our portion of the taxes, insurance, utilities and maintenance of the premises.  We incurred expenses payable to DISH Network of approximately $0.3 million and $0.2 million under the real estate lease agreements for the year ended December 31, 2013 and the six months ended June 30, 2014, respectively.  The term of each of the leases is set forth below:

El Paso Lease Agreement. The lease for certain space at 1285 Joe Battle Blvd. El Paso, Texas is for a period ending on August 1, 2015, and provides us with renewal options for four consecutive three year terms.

American Fork Occupancy License Agreement.  The license for certain space at 796 East Utah Valley Drive in American Fork, Utah is for a period ending on July 31, 2017, subject to the terms of the underlying lease agreement.

Receiver Agreement

Effective January 1, 2012, we and DISH Network entered into a new receiver agreement (the “2012 Receiver Agreement”), pursuant to which DISH Network has the right, but not the obligation, to purchase digital set-top boxes, related accessories, and other equipment from us for the period from January 1, 2012 to December 31, 2014.  The 2012 Receiver Agreement replaced the receiver agreement we entered into with DISH Network in connection with the Spin-off.  The 2012 Receiver Agreement allows DISH Network to purchase digital set-top boxes, related accessories, and other equipment from us either: (i) at cost (decreasing as we reduce costs and increasing as costs increase) plus a dollar mark-up which will depend upon the cost of the product subject to a collar on our mark-up; or (ii) at cost plus a fixed margin, which will depend on the nature of the equipment purchased.  Under the 2012 Receiver Agreement, our margins will be increased if we are able to reduce the costs of our digital set-top boxes and our margins will be reduced if these costs increase.  We provide DISH Network with standard manufacturer warranties for the goods sold under the 2012 Receiver Agreement.  Additionally, the 2012 Receiver Agreement includes an indemnification provision, whereby the parties indemnify each other for certain intellectual property matters.  DISH Network is able to terminate the 2012 Receiver Agreement for any reason upon at least 60 days’ notice to us.  We are able to terminate the 2012 Receiver Agreement if certain entities acquire DISH Network.  DISH Network has an option, but not the obligation, to extend the 2012 Receiver Agreement for one additional year upon 180 days’ notice prior to the end of the term.  On May 5, 2014, we received DISH Network’s notice to extend the 2012 Receiver Agreement for one year to December 31, 2015. We earned revenue of approximately $1.2 billion and $590.5 million from DISH Network under the 2012 Receiver Agreement for the year ended December 31, 2013 and the six months ended June 30, 2014, respectively.

Remanufactured Receiver Agreement

In connection with the Spin-off, we entered into a remanufactured receiver agreement with DISH Network pursuant to which we have the right, but not the obligation, to purchase remanufactured receivers and related components from DISH Network at cost plus a fixed margin, which varies depending on the nature of the equipment purchased.  In November 2013, we and DISH Network extended this agreement until December 31, 2014.  We may terminate the remanufactured receiver agreement for any reason upon at least 60 days’ notice to DISH Network.  DISH Network may also terminate this agreement if certain entities acquire it.  Our purchase of remanufactured receivers and related components from DISH Network was approximately $5,900 and $2.3 million for the year ended December 31, 2013 and the six months ended June 30, 2014, respectively.

RUS Implementation Agreement

In September 2010, DISH Broadband L.L.C. (“DISH Broadband”), DISH Network’s wholly owned subsidiary, was selected by the Rural Utilities Service (“RUS”) of the United States Department of Agriculture to receive up to approximately $14.1 million in broadband stimulus grant funds (the “Grant Funds”).  Effective November 2011, HNS and DISH Broadband entered into a RUS Implementation Agreement (the “RUS Agreement”) pursuant to which HNS provided certain portions of the equipment and broadband service used to implement DISH Broadband’s RUS program.  While the RUS Agreement expired in June 2013 when the Grant Funds were exhausted, HNS is required to continue providing services to DISH Broadband’s customers activated prior to the expiration of the RUS Agreement in accordance with the terms and conditions of the RUS Agreement.  We recognized revenue of approximately $4.0 million and $1.5 million from DISH Broadband under the RUS Agreement for the year ended December 31, 2013 and the six months ended June 30, 2014, respectively.

Satellite Services Provided to DISH Network

Since the Spin-off, we have entered into certain satellite capacity agreements pursuant to which DISH Network receives satellite services on certain satellites owned or leased by us.  The fees for the services provided under these satellite service agreements depend, among other things, upon the orbital location of the applicable satellite, the number of transponders that are providing services on the applicable satellite, and the length of the capacity arrangements.  We earned revenue of approximately $240.2 million and $188.3 million from DISH Network under the satellite capacity agreements for the year ended December 31, 2013 and the six months ended June 30, 2014, respectively. The term of each capacity arrangement is set forth below:

EchoStar I, EchoStar VII, EchoStar X, EchoStar XI and EchoStar XIV.  As part of the Satellite and Tracking Stock Transaction discussed in Note 2, on March 1, 2014, we began providing certain satellite services to DISH Network on the EchoStar I, EchoStar VII, EchoStar X, EchoStar XI and EchoStar XIV satellites.  The term of each satellite services agreement generally terminates upon the earlier of:  (i) the end of life of the satellite; (ii) the date the satellite fails; or (iii) a certain date, which depends upon, among other things, the estimated useful life of the satellite.  DISH Network generally has the option to renew each satellite capacity agreement on a year-to-year basis through the end of the respective satellite’s life.  There can be no assurance that any options to renew such agreements will be exercised.

EchoStar VI and EchoStar VIII.  The satellite service agreements for EchoStar VI and EchoStar VIII generally terminate upon the earlier of: (i) the end of life or replacement of the satellite (unless, in the case of EchoStar VI, DISH Network determines to renew on a year-to-year basis); (ii) the date the satellite fails; (iii) the date the transponders on which service is being provided fail; or (iv) a certain date, which depends upon, among other things, the estimated useful life of the satellite, whether the replacement satellite fails at launch or in orbit prior to being placed into service, and the exercise of certain renewal options. DISH Network has the option to renew the EchoStar VI satellite services agreement on a year-to-year basis through the end of the satellite’s life. There can be no assurance that any option to renew such agreement will be exercised. Beginning in the first quarter of 2013, the satellite service agreements for the EchoStar VI and VIII satellites expired in accordance with their terms; DISH Network no longer receives satellite services from us on the EchoStar VI satellite however, in May 2013, DISH Network began receiving satellite services from us on EchoStar VIII as an in-orbit spare.  Effective March 1, 2014, this satellite services arrangement converted to a month-to-month service agreement.  Both parties have the right to terminate this agreement upon 30 days’ notice.

EchoStar IX.  DISH Network receives satellite services from us on EchoStar IX.  Subject to availability, DISH Network generally has the right to continue to receive satellite services from us on EchoStar IX on a month-to-month basis.

EchoStar XII.  DISH Network receives satellite services from us on EchoStar XII.  The term of the satellite services agreement terminates upon the earlier of: (i) the end of life of the satellite; (ii) the date the satellite fails or the date the transponder(s) on which the service was being provided under the agreement fails; or (iii) a certain date, which depends upon, among other things, the estimated useful life of the satellite.  DISH Network generally has the option to renew the agreement on a year-to-year basis through the end of the satellite’s life. There can be no assurance that any options to renew this agreement will be exercised.

EchoStar XVI.  During December 2009, we entered into an initial ten-year transponder service agreement with DISH Network to receive satellite services from us on EchoStar XVI, a DBS satellite.  Effective December 21, 2012, we and DISH Network amended the transponder service agreement to, among other things, change the initial term to generally expire upon the earlier of: (i) the end-of-life or replacement of the satellite; (ii) the date the satellite fails; (iii) the date the transponder(s) on which service is being provided under the agreement fails; or (iv) four years following the actual service commencement date.  Prior to expiration of the initial term, we, upon certain conditions, and DISH Network have the option to renew for an additional six-year period.  If either we or DISH Network exercise our respective six-year renewal options, DISH Network has the option to renew for an additional five-year period prior to expiration of the then-current term.  There can be no assurance that any option to renew this agreement will be exercised.  We began to provide satellite services on EchoStar XVI to DISH Network in January 2013.

Nimiq 5 Agreement. During 2009, we entered into a fifteen-year satellite service agreement with Telesat Canada (“Telesat”) to receive service on all 32 DBS transponders on the Nimiq 5 satellite at the 72.7 degree west longitude orbital location (the “Telesat Transponder Agreement”). During 2009, we also entered into a satellite service agreement (the “DISH Nimiq 5 Agreement”) with DISH Network, pursuant to which DISH Network receives satellite services from us on all 32 of the DBS transponders covered by the Telesat Transponder Agreement.

Under the terms of the DISH Nimiq 5 Agreement, DISH Network makes certain monthly payments to us that commenced in September 2009 when the Nimiq 5 satellite was placed into service and continue through the service term.  Unless earlier terminated under the terms and conditions of the DISH Nimiq 5 Agreement, the service term will expire ten years following the date it was placed into service. Upon expiration of the initial term, DISH Network has the option to renew the DISH Nimiq 5 Agreement on a year-to-year basis through the end of life of the Nimiq 5 satellite. Upon in-orbit failure or end of life of the Nimiq 5 satellite, and in certain other circumstances, DISH Network has certain rights to receive service from us on a replacement satellite. There can be no assurance that any options to renew the DISH Nimiq 5 Agreement will be exercised or that DISH Network will exercise its option to receive service on a replacement satellite.

QuetzSat-1 Agreement. During 2008, we entered into a ten-year satellite service agreement with SES Latin America, which provides, among other things, for the provision by SES Latin America to us of service on 32 DBS transponders on the QuetzSat-1 satellite.  Concurrently, in 2008, we entered into a transponder service agreement with DISH Network, pursuant to which DISH Network receives satellite services on 24 of the DBS transponders on QuetzSat-1.  QuetzSat-1 was launched on September 29, 2011 and was placed into service during the fourth quarter of 2011 at the 67.1 degree west longitude orbital location.  In the interim, we provided DISH Network with alternate capacity at the 77 degree west longitude orbital location.  During the third quarter of 2012, we and DISH Network entered into an agreement pursuant to which we receive certain satellite services from DISH Network on five DBS transponders on the QuetzSat-1 satellite on which DISH Network receives satellite services from us.  In January 2013, QuetzSat-1 was moved to the 77 degree west longitude orbital location and DISH Network commenced commercial operations at such location in February 2013.

Under the terms of our contractual arrangements with DISH Network, we began to provide service to DISH Network on the QuetzSat-1 satellite in February 2013 and will continue to provide service through the remainder of the service term. Unless extended or earlier terminated under the terms and conditions of our agreement with DISH Network for the QuetzSat-1 satellite, the initial service term will expire in November 2021. Upon expiration of the initial service term, DISH Network has the option to renew the agreement for the QuetzSat-1 satellite on a year-to-year basis through the end of life of the QuetzSat-1 satellite. Upon an in-orbit failure or end of life of the QuetzSat-1 satellite, and in certain other circumstances, DISH Network has certain rights to receive service from us on a replacement satellite. There can be no assurance that any options to renew this agreement will be exercised or that DISH Network will exercise its option to receive service on a replacement satellite.

103 Degree Orbital Location/SES-3.  During May 2012, we entered into a spectrum development agreement (the “103 Spectrum Development Agreement”) with Ciel Satellite Holdings Inc. (“Ciel”) to develop certain spectrum rights at the 103 degree west longitude orbital location (the “103 Spectrum Rights”).  During June 2013, we and DISH Network entered into a spectrum development agreement (the “DISH 103 Spectrum Development Agreement”) pursuant to which DISH Network may use and develop the 103 Spectrum Rights.  During the third quarter 2013, DISH Network made a payment to us in exchange for these rights.  Unless earlier terminated under the terms and conditions of the DISH 103 Spectrum Development Agreement, the term generally will continue for the duration of the 103 Spectrum Rights Agreement.

In connection with the 103 Spectrum Development Agreement, during May 2012, we also entered into a ten-year service agreement with Ciel pursuant to which we receive certain satellite services from Ciel on the SES-3 satellite at the 103 degree orbital location (the “103 Service Agreement”).  During June 2013, we and DISH Network entered into an agreement pursuant to which DISH Network receives certain satellite services from us on the SES-3 satellite (the “DISH 103 Service Agreement”).  Under the terms of the DISH 103 Service Agreement, DISH Network makes certain monthly payments to us through the service term.  Unless earlier terminated under the terms and conditions of the DISH 103 Service Agreement, the initial service term will expire on the earlier of: (i) the date the SES-3 satellite fails; (ii) the date the transponder(s) on which service was being provided under the agreement fails; or (iii) ten years following the actual service commencement date.  Upon in-orbit failure or end of life of the SES-3 satellite, and in certain other circumstances, DISH

Network has certain rights to receive service from us on a replacement satellite.  There can be no assurance that DISH Network will exercise its option to receive service on a replacement satellite.

Satellite Services Received from DISH Network

Since the Spin-off, we entered into certain satellite services agreements pursuant to which we acquire certain satellite services from DISH Network on certain satellites owned or leased by DISH Network.  The fees for the services provided under these satellite services agreements depend, among other things, upon the orbital location of the applicable satellite, the number of transponders that are providing services on the applicable satellite and the length of the service term.  We incurred expenses payable to DISH Network of approximately $37.2 million and $26.2 million under the satellite capacity agreements for the year ended December 31, 2013 and the six months ended June 30, 2014, respectively.  The term of each satellite service agreement is set forth below:

D-1. In November 2012, HNS entered into a satellite service agreement pursuant to which HNS received satellite services from DISH Network on the D-1 satellite for research and development.  This agreement terminated on June 30, 2014.

EchoStar XV.  In May 2013, we began receiving satellite services from DISH Network on EchoStar XV and relocated the satellite to the 45 degree west longitude orbital location for testing pursuant to our Brazilian authorization.  Effective March 1, 2014, this satellite services agreement converted to a month-to-month service agreement.  Both parties have the right to terminate this agreement upon 30 days’ notice.

Satellite and Tracking Stock Transaction

On February 20, 2014, we entered into agreements with DISH Network to implement a transaction pursuant to which, among other things: (i) on March 1, 2014, EchoStar and Hughes Satellite Systems Corporation, a then wholly-owned subsidiary of EchoStar, issued Preferred Tracking Shares to DISH Network in exchange for five satellites owned by DISH Network (EchoStar I, EchoStar VII, EchoStar X, EchoStar XI and EchoStar XIV) (including related in-orbit incentive obligations and interest payments of approximately $58.9 million) and approximately $11.4 million in cash; and (ii) on March 1, 2014, DISH Network began receiving certain satellite services on these five satellites from us (collectively, the “Satellite and Tracking Stock Transaction”).

Set-Top Box Application Development Agreement

During the fourth quarter of 2012, we and DISH Network entered into a set-top box application development agreement (the “Application Development Agreement”) pursuant to which we provide DISH Network with certain services relating to the development of web-based applications for the period ending February 1, 2015.  The Application Development Agreement renews automatically for successive one-year periods thereafter, unless terminated earlier by us or DISH Network at any time upon at least 90 days’ notice.  The fees for services provided under the Application Development Agreement are calculated at our cost of providing the relevant service plus a fixed margin, which will depend on the nature of the services provided.  We earned revenue of approximately $4.0 million and $3.3 million from DISH Network under the Application Development Agreement for the year ended December 31, 2013 and the six months ended June 30, 2014, respectively.

SlingService Services Agreement

Effective February 23, 2010, we entered into an agreement with DISH Network pursuant to which DISH Network receives certain services related to placeshifting.  The fees for the services provided under this services agreement depend, among other things, upon the cost to develop and operate such services.  This agreement has a term of five years with automatic renewal for successive one year terms and may be terminated by DISH Network for any reason upon at least 120 days’ notice to us.  We earned revenue from DISH Network of approximately $3.2 million and $2.2 million under the SlingService Services Agreement for the year ended December 31, 2013 and the six months ended June 30, 2014, respectively.

Tax Sharing Agreement

In connection with the Spin-off, we entered into a tax sharing agreement with DISH Network which governs our respective rights, responsibilities and obligations after the Spin-off with respect to taxes for the periods ending on or before the Spin-off. Generally, all pre-Spin-off taxes, including any taxes that are incurred as a result of restructuring activities undertaken to implement the Spin-off, are borne by DISH Network, and DISH Network will indemnify us for such taxes. However, DISH Network is not liable for and will not indemnify us for any taxes that are incurred as a result of the Spin-off or certain related transactions failing to qualify as tax-free distributions pursuant to any provision of Section 355 or Section 361 of the Internal Revenue Code because of: (i) a direct or indirect acquisition of any of our stock, stock options or assets; (ii) any action that we take or fail to take; or (iii) any action that we take that is inconsistent with the information and representations furnished to the IRS in connection with the request for the private letter ruling, or to counsel in connection with any opinion being delivered by counsel with respect to the Spin-off or certain related transactions. In such case, we will be solely liable for, and will indemnify DISH Network for, any resulting taxes, as well as any losses, claims and expenses. The tax sharing agreement will only terminate after the later of the full period of all applicable statutes of limitations, including extensions, or once all rights and obligations are fully effectuated or performed.

In light of the tax sharing agreement, among other things, and in connection with our consolidated federal income tax returns for certain tax years prior to and for the year of the Spin-off, during the third quarter of 2013, we and DISH Network agreed upon a supplemental allocation of the tax benefits arising from certain tax items resolved in the course of the IRS’s examination of our consolidated tax returns.  Prior to the agreement with DISH Network, the federal tax benefits of $83.2 million were reflected as a deferred tax asset for depreciation and amortization, which was netted in our noncurrent deferred tax liabilities.  The agreement requires DISH Network to pay us $83.2 million of the federal tax benefit it receives at such time as we would have otherwise been able to realize such tax benefit, which we currently estimate would be after 2015.  Accordingly, we recorded a noncurrent receivable from DISH Network for $83.2 million in “Other receivable — DISH Network” and a corresponding increase in our net noncurrent deferred tax liabilities to reflect the effects of this agreement in the third quarter of 2013.  In addition, during the third quarter of 2013, we and DISH Network agreed upon a tax sharing arrangement for filing certain combined state income tax returns and a method of allocating the respective tax liabilities between us and DISH Network for such combined returns, through the taxable period ending on December 31, 2017.  There were no payments made under the Tax Sharing Agreement during the year ended December 31, 2013 or the six months ended June 30, 2014.

TerreStar Agreement

On March 9, 2012, DISH Network completed its acquisition of substantially all the assets of TerreStar. Prior to DISH Network’s acquisition of substantially all the assets of TerreStar and our completion of the Hughes Acquisition, TerreStar and HNS entered into various agreements pursuant to which our Hughes segment provides, among other things, hosting, operations and maintenance services for TerreStar’s satellite gateway and associated ground infrastructure.  Hughes earned revenues from TerreStar of approximately $4.5 million and $2.4 million under these agreements for the year ended December 31, 2013 and the six months ended June 30, 2014, respectively.  These agreements generally may be terminated by DISH Network at any time for convenience.

TiVo

On April 29, 2011, we and DISH Network entered into a settlement agreement with TiVo, Inc. (“TiVo”). The settlement resolved all pending litigation between us and DISH Network, on the one hand, and TiVo, on the other hand, including litigation relating to alleged patent infringement involving certain DISH Network DVRs.

Under the settlement agreement, all pending litigation was dismissed with prejudice and all injunctions that permanently restrain, enjoin or compel any action by us or DISH Network were dissolved. We and DISH Network are jointly responsible for making payments to TiVo in the aggregate amount of $500.0 million, including an initial payment of $300.0 million and the remaining $200.0 million in six equal annual installments between 2012 and 2017. Pursuant to the terms and conditions of the agreements entered into in connection with the Spin-off, DISH Network made the initial payment to TiVo in May 2011, except for the contribution from us totaling approximately $10.0 million, representing an allocation of liability relating to our sales of DVR-enabled receivers to an international customer. Future payments will be allocated between us and DISH Network based on historical sales of certain licensed products, with EchoStar being responsible for 5% of each annual payment.  In 2013, we made a payment of approximately $1.7 million to TiVo with respect to the TiVo settlement agreement.

TT&C Agreement

Effective January 1, 2012, we entered into a new telemetry, tracking and control (“TT&C”) agreement pursuant to which we provide TT&C services to DISH Network and its subsidiaries for a period ending on December 31, 2016 (the “2012 TT&C Agreement”). The 2012 TT&C Agreement replaced the TT&C agreement we entered into with DISH Network in connection with the Spin-off. The fees for services provided under the 2012 TT&C Agreement are calculated at either: (i) a fixed fee or (ii) cost plus a fixed margin, which will vary depending on the nature of the services provided.  DISH Network is able to terminate the 2012 TT&C Agreement for any reason upon 60 days’ notice. We earned revenue of approximately $5.2 million and $1.3 million under the 2012 TT&C Agreement for the year ended December 31, 2013 and the six months ended June 30, 2014, respectively.

In connection with the Satellite and Tracking Stock Transaction, on February 20, 2014, we amended the TT&C Agreement to cease the provision of TT&C services to DISH Network for the EchoStar I, EchoStar VII, EchoStar X, EchoStar XI and EchoStar XIV satellites.  Effective March 1, 2014, we provide TT&C services for the D-1 and EchoStar XV satellites.

TerreStar-2 Development Agreement

In August 2013, we and DISH Network entered into a development agreement (“T2 Development Agreement”) with respect to the TerreStar-2/EchoStar XXI (“T2/EchoStar XXI”) satellite under which we reimburse DISH Network for amounts it pays pursuant to an authorization to proceed (“T2 ATP”) with SSL in connection with the construction of the T2/EchoStar XXI satellite.  In exchange, DISH Network granted us certain rights to purchase the T2/EchoStar XXI satellite during the term of the T2 Development Agreement.  The T2 Development Agreement was amended in December 2013 to provide for the ability to purchase DISH Network’s rights and obligations under the T2 ATP and the related agreement for the construction of the T2/EchoStar XXI satellite with SSL.  The T2 Development Agreement expires on the later of: (i) December 19, 2014, or (ii) the date on which the T2 ATP expires.  We made payments of $15.8 million and $21.0 million to DISH Network in connection with the T2 Development Agreement for the year ended December 31, 2013 and the six months ended June 30, 2014, respectively.

XiP Encryption Agreement

During the third quarter of 2012, we entered into an encryption agreement with DISH Network for our whole-home HD DVR line of set-top boxes (the “XiP Encryption Agreement”) pursuant to which we provide certain security measures on our whole-home HD DVR line of set-top boxes to encrypt the content delivered to the set-top box via a smart card and secure the content between set-top boxes.  The term of the XiP Encryption Agreement is until December 31, 2014.  Under the XiP Encryption Agreement, DISH Network has an option, but not the obligation to extend the XiP Encryption Agreement for one additional year upon at least 180 days’ notice prior to the end of the term.  We and DISH Network each have the right to terminate the XiP Encryption Agreement for any reason upon at least 180 days’ notice and 30 days’ notice, respectively.  The fees for the services provided under the XiP Encryption Agreement are calculated on a monthly basis based on the number of receivers utilizing such security measures each month.  No payments were made under the XiP Encryption Agreement for the year ended December 31, 2013 or the six months ended June 30, 2014.

Roger J. Lynch Agreement

In November 2009, Mr. Roger J. Lynch became employed by both us and DISH Network as Executive Vice President.  Mr. Lynch is responsible for the development and implementation of advanced technologies that are of potential utility and importance to both us and DISH Network.  Mr. Lynch’s compensation consists of cash and equity compensation and is borne by both DISH Network and us.

Related Party Transactions with NagraStar L.L.C.

We own 50% of NagraStar L.L.C. (“NagraStar”), a joint venture that is our primary provider of encryption and related security technology used in our set-top boxes. We account for our investment in NagraStar using the equity method.  We made purchases from NagraStar totaling $14.9 million and $9.6 million for the year ended December 31, 2013 and the six months ended June 30, 2014, respectively.  As of June 30, 2014, there were outstanding invoices from NagraStar to us totaling approximately $0.8 million. Additionally, as of June 30, 2014, there were outstanding purchase orders from us to NagraStar totaling approximately $6.3 million for security access devices.

Related Party Transactions with Hughes Systique Corporation (“Hughes Systique”)

We contract with Hughes Systique for software development services.  In February 2008, Hughes agreed to make available to Hughes Systique a term loan facility of up to $1.5 million.  Also in 2008, Hughes funded an initial $0.5 million to Hughes Systique pursuant to the term loan facility.  In 2009, HNS funded the remaining $1.0 million of its $1.5 million commitment under the term loan facility.  The loans bear interest at 6%, payable annually, and are convertible into shares of Hughes Systique upon non-payment or an event of default.  As a result, Hughes is not obligated to provide any further funding to Hughes Systique under the term loan facility.  In May 2014, Hughes and Hughes Systique entered into an amendment to the term loan facility to increase the interest rate from 6% to 8%, payable annually, to reflect current market conditions.  The loans, as amended, mature on May 1, 2015. In addition to our 44.4% ownership in Hughes Systique, Mr. Pradman Kaul, the President of Hughes Communications, Inc. and a member of our Board of Directors and his brother, who is the CEO and President of Hughes Systique, in the aggregate, owned approximately 26.1%, on an undiluted basis, of Hughes Systique’s outstanding shares as of June 30, 2014.  Furthermore, Mr. Pradman Kaul serves on the board of directors of Hughes Systique.  We obtained services from Hughes Systique totaling approximately $9.9 million and $6.0 million for the year ended December 31, 2013 and the six months ended June 30, 2014, respectively.

Related Party Transactions with Dish Mexico

During 2008, we entered into a joint venture for a direct-to-home satellite service in Mexico known as Dish Mexico.  Pursuant to these arrangements, we provide certain broadcast services and satellite capacity and sell hardware such as digital set-top boxes and related equipment to Dish Mexico. We account for our investment in Dish Mexico using the equity method.  We earned revenues of approximately $66.4 million and $40.3 from our arrangements with Dish Mexico for the year ended December 31, 2013 and the six months ended June 30, 2014, respectively.  Additionally, as of June 30, 2014, there were outstanding invoices from us to Dish Mexico of approximately $11.3 million.

Related Party Transactions with Deluxe/EchoStar LLC

We own 50% of Deluxe/EchoStar LLC (“Deluxe”), a joint venture that we entered into in 2010 to build an advanced digital cinema satellite distribution network targeting delivery to digitally equipped theaters in the U.S. and Canada.  We account for our investment in Deluxe using the equity method.  We recognized revenue from Deluxe for transponder services and the sale of broadband equipment of $1.8 million and $1.7 million for the year ended December 31, 2013 and the six months ended June 30, 2014, respectively. Additionally, as of June 30, 2014, there were outstanding invoices from us to Deluxe of approximately $1.0 million.

PROPOSAL 2 — RATIFICATION OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

Appointment of Independent Registered Public Accounting Firm

We customarily ask our shareholders to ratify the appointment of our independent registered public accounting firm at each annual meeting.  The Audit Committee and the Board have selected and appointed KPMG LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2014 and we are asking our shareholders to ratify this appointment at the Annual Meeting.  Even if the selection is ratified, the Audit Committee in its discretion may select a different independent registered public accounting firm at any time if it determines that such a change would be in the best interests of EchoStar.  Representatives of KPMG LLP are expected to be present at the Annual Meeting and will have the opportunity to make any statements they may desire.  They also will be available to respond to appropriate questions of shareholders.

The Board of Directors unanimously recommends a vote for approval of Proposal 2.

Charles W. Ergen, our Chairman, currently possesses approximately 61.4% of our total voting power.  Please see “Equity Security Ownership” above.  Mr. Ergen has indicated his intention to vote in favor of Proposal 2.  Accordingly, approval of Proposal 2 is assured notwithstanding a contrary vote by any or all shareholders other than Mr. Ergen.

Principal Accountant Fees and Services

KPMG LLP served as our independent registered public accounting firm for the fiscal years ended December 31, 2013 and 2012.  The following table presents fees for professional services rendered by KPMG LLP to us and our subsidiaries during 2013 and 2012.

	For the Years Ended December 31,
	2013	2012
Audit Fees(1)	$2,618,243	$2,738,686
Audit Related Fees(2)	162,916	195,052
Total Audit and Audit Related Fees	2,781,159	2,933,738
Tax Fees(3)	946,697	1,525,644
All Other Fees	—	—
Total Fees	$3,727,856	$4,459,382

(1)         Consists of fees paid by us for the audit of our and our subsidiaries’ consolidated financial statements included in our Annual Report on Form 10-K, review of our unaudited financial statements included in our Quarterly Reports on Form 10-Q and fees in connection with the audit of our internal control over financial reporting and statutory audits of our foreign subsidiaries.

(2)         Consists of fees for the audit of financial statements and certain fees for other services that are normally provided by the accountant in connection with registration statement filings, issuance of consents, compliance with XBRL tagging and professional consultations with respect to accounting issues.

(3)         Consists of fees for tax consultation and tax compliance services.

Audit Committee Pre-Approval Process

The Audit Committee is responsible for appointing, setting compensation, retaining and overseeing the work of our independent registered public accounting firm.  The Audit Committee has established a process regarding pre-approval of all audit and permissible non-audit services provided by the independent registered public accounting firm.

Requests are submitted to the Audit Committee in one of the following ways:

•                  Request for approval of services at a meeting of the Audit Committee; or

•                  Request for approval of services by members of the Audit Committee acting by written consent.

The request may be made with respect to either specific services or a type of service for predictable or recurring services.  All of the fees paid by us to KPMG LLP for services rendered in 2013 and 2012 were pre-approved by the Audit Committee.

Report of the Audit Committee

The role of the Audit Committee is to assist the Board of Directors in its oversight of EchoStar’s financial reporting process, as is more fully described in our charter.  EchoStar’s management is responsible for its financial reporting process, including its system of internal controls, and for the preparation and presentation of its consolidated financial statements in accordance with generally accepted accounting principles.  EchoStar’s independent registered public accounting firm is responsible for auditing those financial statements and expressing an opinion as to their conformity with generally accepted accounting principles.  Our responsibility is to monitor and review these processes.  It is not our duty or our responsibility to conduct auditing or accounting reviews or procedures.  We are not and may not be employees of EchoStar, and we may not represent ourselves to be, or to serve as, accountants or auditors by profession or experts in the fields of accounting or auditing.  Therefore, we have relied, without independent verification, on representations by EchoStar’s management that its financial statements have been prepared with integrity and objectivity and in conformity with accounting principles generally accepted in the United States.  We have also relied on representations of EchoStar’s independent registered public accounting firm included in their report on its financial statements.  Our oversight does not provide us with an independent basis to determine that management has maintained appropriate accounting and financial reporting principles or policies or appropriate internal controls and procedures designed to assure compliance with accounting standards and applicable laws and regulations.  Furthermore, our considerations and discussions with EchoStar’s management and independent registered public accounting firm do not assure that EchoStar’s financial statements are presented in accordance with generally accepted accounting principles, that the audit of EchoStar’s financial statements has been carried out in accordance with the standards of the Public Company Accounting Oversight Board (United States) (“PCAOB”), or that EchoStar’s independent registered public accounting firm is in fact “independent.”

In the performance of our oversight function, we reviewed and discussed with EchoStar’s management its audited financial statements for the fiscal year ended December 31, 2013.  We also discussed these audited financial statements with EchoStar’s independent registered public accounting firm.  Our discussions with the independent registered public accounting firm included matters required to be discussed pursuant to the rules adopted by the PCAOB.  We also discussed with them their independence and any relationship that might affect their objectivity or independence.  In connection with these discussions, we received and reviewed the written disclosures and the letter from KPMG LLP required by applicable requirements of the PCAOB.  Finally, we have considered whether the non-audit services provided by the independent registered public accounting firm are compatible with maintaining their independence.

Based on the reviews and discussions referred to above, we are not aware of any relationship between the independent registered public accounting firm and EchoStar that affects the objectivity or independence of the independent registered public accounting firm.  Based on these discussions and our review discussed above, we recommended to the Board of Directors that its audited financial statements for fiscal year 2013 be included in EchoStar’s Annual Report on Form 10-K for the year ended December 31, 2013 for filing with the Securities and Exchange Commission.

Respectfully submitted,

The Audit Committee

C. Michael Schroeder (Chairman)

Tom A. Ortolf

Anthony M. Federico

The report of the Audit Committee and the information contained therein shall not be deemed to be “soliciting material” or “filed” or incorporated by reference in any filing we make under the Securities Act or under the Exchange Act, irrespective of any general statement incorporating by reference this Proxy Statement into any such filing, or subject to the liabilities of Section 18 of the Exchange Act, except to the extent that we specifically incorporate this information by reference into a document we file under the Securities Act or the Exchange Act.

PROPOSAL 3 — RE-APPROVAL OF THE MATERIAL TERMS OF THE PERFORMANCE GOALS OF THE 2008 STOCK INCENTIVE PLAN

Our Board previously adopted the 2008 Stock Incentive Plan, which was approved by our shareholders in 2009.  In order to allow for certain awards under the 2008 Stock Incentive Plan to qualify as tax-deductible performance-based compensation within the meaning of Section 162(m) of the Internal Revenue Code, the Company is asking stockholders to re-approve the material terms of the performance goals of the 2008 Stock Incentive Plan.

The 2008 Stock Incentive Plan is designed to comply with Section 162(m) of the Internal Revenue Code (“Section 162(m)”).  Section 162(m) places a limit on the tax deductibility of compensation in excess of $1.0 million paid to certain “covered employees” of a publicly held corporation (generally, the corporation’s chief executive officer and its next three most highly compensated executive officers (other than the chief financial officer) in the year that the compensation is paid.  This limitation applies only to compensation that is not considered performance-based under the Section 162(m) rules so long as the material terms of the performance goals underlying the performance-based award are approved by shareholders at least every five years.  We generally structure our compensation programs, where feasible, to minimize or eliminate the impact of the limitations of Section 162(m) when we believe such payments are appropriate, after taking into consideration business conditions or the officer’s performance.  The Board of Directors is not proposing that any of the performance goals under the 2008 Stock Incentive Plan be modified.  We are asking shareholders at the Annual Meeting to re-approve the material terms of the performance goals of the 2008 Stock Incentive Plan.

The following is a summary of the material terms of the 2008 Stock Incentive Plan. This summary does not purport to be complete and is qualified in its entirety by reference to the provisions of the 2008 Stock Incentive Plan. The 2008 Stock Incentive Plan is attached as Appendix 1 to this Proxy Statement.

General Information

The 2008 Stock Incentive Plan authorizes the Board of Directors or the Plan Committee (as defined below) to grant incentive stock options, nonqualified stock options, stock appreciation rights, restricted stock, restricted stock units, performance awards, dividend equivalents and other stock-based awards (collectively, “Awards”) to key employees, consultants, or advisors of EchoStar and its subsidiaries who are designated by the Plan Committee. The Plan Committee may also grant Awards to any employee designated by the Plan Committee as part of a broad-based performance incentive program. The Plan Committee also has the authority to, among other things: (i) select the employees, consultants, or advisors to whom Awards will be granted, (ii) determine the type, size and the terms and conditions of Awards, (iii) amend the terms and conditions of Awards, (iv) accelerate the exercisability of Awards or the lapse of restrictions relating to Awards and (v) interpret and administer the 2008 Stock Incentive Plan and award agreements thereunder.  The Plan Committee may, in its sole discretion, delegate such powers and duties as it deems appropriate, except that it may not delegate its powers and duties under the 2008 Stock Incentive Plan with respect to executive officers or directors of the Corporation who are subject to Section 16 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”).

As used in this summary of the 2008 Stock Incentive Plan, the term “Plan Committee” will include the Board of Directors in the event that it performs the functions described. If the Plan Committee consists of less than the entire Board, each member must be a “nonemployee director” within the meaning of Rule 16b-3 promulgated under the Exchange Act. To the extent necessary for any Award to qualify as performance-based compensation under Section 162(m), each Plan Committee member must be an “outside director” within the meaning of Section 162(m). The Board has designated the Compensation Committee as the Plan Committee.

Awards Under the 2008 Stock Incentive Plan

Shares Available/Limitations

The number of shares that may be issued under the 2008 Stock Incentive Plan through incentive stock options cannot exceed 16,000,000, of which 5,223,068 remain available for grant as of the Record Date.  In addition, no participant may be granted options or stock appreciation rights in the aggregate of more than 2,000,000 shares in any one calendar year.  The maximum amount that any participant may receive in any one calendar year in respect of performance awards may not exceed the fair market value of 400,000 shares.  If, however, any such award is intended to qualify as “performance-based compensation” within the meaning of Section 162(m), the maximum amount that such participant may receive in any calendar year may not exceed $30,000,000.

If there is a stock split, stock dividend or other relevant change affecting our shares, the Plan Committee will make appropriate adjustments in (i) the number and type of shares that may be issued in the future, (ii) the number and type of shares subject to outstanding Awards and (iii) the purchase or exercise price with respect to any Award.  If shares under a grant are not issued, those shares would again be available for inclusion in future grants.

Stock Options

The Plan Committee will determine whether any option is a nonqualified or incentive stock option at the time of grant. The per share exercise price of an option granted under the 2008 Stock Incentive Plan will be determined by the Plan Committee at the time of grant, provided that the purchase price per share for each option must not be less than 100% of the fair market value of the Class A common stock as of the date of grant (110% in the case of an incentive stock option granted to a Ten-Percent Stockholder, as defined in the 2008 Stock Incentive Plan). Each option will be exercisable at such dates and in such installments as determined by the Plan Committee. Each option terminates at the time determined by the Plan Committee provided that the term of each incentive stock option may not exceed ten years (five years in the case of an incentive stock option granted to a Ten-Percent Stockholder) and the term of each nonqualified stock option may not exceed ten years and three months from the date of grant.

The Plan Committee may, subject to applicable law, grant restoration options, separately or together with another option, under which the grantee would be granted a new option when the grantee pays the exercise price of the original option by delivery of previously owned shares. The restoration option would permit the grantee to purchase a number of shares not exceeding the sum of (i) the number of shares provided as consideration upon the exercise of the previously granted option to which such restoration option relates and (ii) the number of shares, if any, tendered or withheld as payment of the amount to be withheld under applicable tax laws in connection with the exercise of the option to which the restoration option relates.

Stock Appreciation Rights

The Plan Committee may grant stock appreciation rights (“SARs”) which confer to the grantee the right to receive upon exercise thereof the excess, if any, of the fair market value of the shares subject thereto on the date of exercise over the grant price of the SAR (which shall not be less than the fair market value of such shares on the date of grant). The grant price, term, dates and methods of exercisability and all other terms and conditions of an SAR shall be fixed by the Plan Committee.

Restricted Stock and Restricted Stock Units

The Plan Committee may also grant restricted stock or restricted stock units. Each grant shall set forth a restriction period during which the grantee must remain in the employ of EchoStar or its subsidiaries in order to retain the shares under grant. If the grantee’s employment terminates during the restriction period, all shares subject to restriction shall be forfeited and reacquired by EchoStar.  In the case of death, total disability or retirement, or in circumstances where the Plan Committee finds that a waiver would be in the best interests of the Corporation, however, the Plan Committee may waive in whole or in part any or all of the remaining restrictions. Neither restricted stock nor restricted stock units may be disposed of prior to the expiration of the restriction period. All terms and conditions of any restricted stock or restricted stock units shall be determined by the Plan Committee upon grant.

Performance Awards

The Plan Committee may grant performance awards under which payment may be made in shares of our common stock, cash or other securities. Awards may be made upon achievement of certain goals established by the Plan Committee during an award period. The Plan Committee determines the goals, the length of an award period, the amount of any payment pursuant to a performance award and any other terms and conditions applicable to a performance award.

For any Award intended to qualify as qualified performance-based compensation under Section 162(m), the performance goals are intended to include any one or a combination of the business criteria categories as follows:

•                  Subscribers, subscriber service and subscriber satisfaction;

•                  Employees and employment activities;

•                  Revenues, expenses and earnings;

•                  Financial metrics;

•                  Stock price; and

•                  Other performance measures

each as set forth in more detail in Exhibit A to the 2008 Stock Incentive Plan attached hereto as Appendix 1 to this Proxy Statement.

Dividend Equivalents

The Plan Committee may grant dividend equivalents which confer upon participants the right to receive a payment (in cash, shares, other securities, other Awards or other property) equivalent to the amount of cash dividends paid by EchoStar to shareholders with respect to a specified number of shares determined by the Plan Committee. The Plan Committee will also establish all terms and conditions applicable to a dividend equivalent grant.

Other Stock-Based Awards

The Plan Committee may also grant such other Awards that are denominated or payable in, valued in whole or in part by reference to, or otherwise based on or related to, EchoStar’s Class A common stock. The Plan Committee shall determine the terms and conditions of such Awards.

All Awards issued under the 2008 Stock Incentive Plan may be paid by EchoStar in cash, shares, promissory notes, other securities, other Awards or such other property or combination thereof as shall be determined by the Plan Committee. The value of such consideration may not be less than 100% of the fair market value of such shares or other securities as of the date such purchase right is granted. All such Awards may be paid in a single payment or transfer, or in installments or on a deferred basis, in each case in accordance with rules and procedures established by the Plan Committee.

Amendment or Termination

The Board of Directors may amend, alter, suspend, discontinue or terminate the 2008 Stock Incentive Plan; provided that no amendment shall be made without shareholder approval that, absent such approval, would violate the rules or regulations of NASDAQ or any securities exchange that is applicable to the Corporation or that would cause the Corporation to be unable, under the Internal Revenue Code, to grant incentive stock options under the 2008 Stock Incentive Plan.

The Plan Committee may waive any conditions of or rights of the Corporation under any outstanding Award, prospectively or retroactively.  The Plan Committee may not amend, alter, suspend, discontinue or terminate any outstanding Award, prospectively or retroactively, without the consent of the participant or holder or beneficiary thereof, except as otherwise provided in the 2008 Stock Incentive Plan.

New Plan Benefits

Awards under the 2008 Stock Incentive Plan will be determined by the Plan Committee in its discretion and, therefore, it is not possible to predict the awards that will be made to particular persons in the future.  The Corporation expects that future Awards under the 2008 Stock Incentive Plan will be granted in a manner substantially consistent with the historical grant of Awards under the 2008 Stock Incentive Plan.  For information regarding past grants and outstanding equity Awards, see the disclosure in this Proxy Statement in “Grants of Plan-Based Awards” and “Outstanding Equity Awards at Fiscal Year-End.”

Federal Income Tax Consequences

Stock Options

The grant of an incentive stock option or a nonqualified stock option would not result in income for the grantee or in a deduction for EchoStar.

The exercise of a nonqualified stock option would result in ordinary income for the grantee and a deduction for EchoStar measured by the difference between the option price and the fair market value of the shares received at the time of exercise. Income tax withholding would be required.

The exercise of an incentive stock option would not result in income for the grantee if the grantee (i) does not dispose of the shares within two years after the date of grant or one year after the transfer of shares upon exercise and (ii) is an employee of EchoStar or a subsidiary of EchoStar from the date of grant until three months before the exercise date. If these requirements are met, the basis of the shares upon later disposition would be the option exercise price for such shares. Any gain will be taxed to the employee as long-term capital gain and EchoStar would not be entitled to a deduction. The excess of the fair market value on the exercise date over the option exercise price is an item of tax preference, potentially subject to the alternative minimum tax.

If the grantee of an Award under an incentive plan disposes of the shares prior to the expiration of either of the holding periods, the grantee would recognize ordinary income and EchoStar would be entitled to a deduction equal to the lesser of the fair market value of the shares on the exercise date minus the option exercise price or the amount realized on disposition minus the option exercise price. Any gain in excess of the ordinary income portion would be taxable as long-term or short-term capital gain.

SARs, Performance Awards and Dividend Equivalents

The grant of an SAR, a performance award or a dividend equivalent generally should not result in income for the grantee or a deduction for EchoStar. Upon the exercise of an SAR or the receipt of shares or cash under a performance award or dividend equivalent, the grantee would recognize ordinary income and, subject to deduction limitations under Section 162(m), EchoStar would be entitled to a deduction equal to the fair market value of the shares or the amount of any cash received.

Restricted Stock and Restricted Stock Units

The grant of restricted stock should not result in income for the grantee or in a deduction for EchoStar for federal income tax purposes, assuming the shares transferred are subject to restrictions resulting in a “substantial risk of forfeiture” as intended by EchoStar and no election is made under Section 83(b) of the Internal Revenue Code. If there are no such restrictions or Section 83(b) election is made, the grantee would recognize ordinary income upon receipt of the shares. Dividends paid to the grantee while the stock remained subject to restriction would be treated as compensation for federal income tax purposes. Upon the lapses of restrictions, the grantee generally should receive ordinary income and, subject to deduction limitations under Section 162(m), EchoStar would be entitled to a deduction measured by the fair market value of the shares at the time of lapse.  The grant of restricted stock units generally should not result in income for the grantee or a deduction for EchoStar.  Upon payment of stock or cash pursuant to the restricted stock units, the grantee generally should receive ordinary income and, subject to deduction limitations under Section 162(m), EchoStar would be entitled to a deduction measured by the fair market value of the shares or at the time of receipt of shares or cash.

Requirements Regarding “Deferred Compensation”

Certain of the Awards under the 2008 Stock Incentive Plan may constitute “non-qualified deferred compensation” subject to Section 409A of the Internal Revenue Code. The Plan Committee may determine the extent to which any Award under the 2008 Stock Incentive Plan is required to comply or not comply with Section 409A of the Internal Revenue Code.  Failure to comply with the requirements of the provisions of the Internal Revenue Code regarding participant elections and the timing of payment distributions could result in the affected participants being required to recognize ordinary income for tax purposes earlier than the times otherwise applicable as described in the above discussion and to pay substantial penalties.

The Board of Directors unanimously recommends a vote FOR approval of Proposal 3 (Item 3 on the enclosed proxy card).

Charles W. Ergen, our Chairman, currently possesses approximately 61.4% of the total voting power.  Please see “Equity Security Ownership” above.  Mr. Ergen has indicated his intention to vote in favor of Proposal 3.  Accordingly, approval of Proposal 3 is assured notwithstanding a contrary vote by any or all shareholders other than Mr. Ergen.

PROPOSAL 4 — APPROVAL OF THE COMPENSATION OF OUR NAMED EXECUTIVE OFFICERS ON A NON-BINDING ADVISORY BASIS

As required by Section 14A of the Exchange Act and related SEC rules, we are seeking a non-binding advisory vote from our shareholders to approve the compensation paid to our NEOs as disclosed in this Proxy Statement. Shareholders are being asked to approve the following resolution at the Annual Meeting:

RESOLVED, that the shareholders of EchoStar Corporation (the “Corporation”) hereby approve, on a non-binding advisory basis, the compensation paid to the Corporation’s named executive officers, as disclosed pursuant to Item 402 of Regulation S-K in the Corporation’s Proxy Statement for its 2014 Annual Meeting of Shareholders (including the Compensation Discussion and Analysis, compensation tables and related narrative discussion therein).

As described more fully in the “Compensation Discussion and Analysis” section of this Proxy Statement, the compensation program for our executive officers is guided by several key principles, including attraction, retention and motivation of executive officers over the long-term, recognition of individual and company-wide performance, and creation of shareholder value by aligning the interests of management and our shareholders through equity incentives.  We urge shareholders to read the “Compensation Discussion and Analysis” section, compensation tables and related narrative discussion in this proxy statement for a more detailed discussion of our compensation programs and policies, the compensation-related actions taken in fiscal 2013 and the compensation paid to our NEOs.

Although this vote on the compensation paid to our named executive officers is advisory and non-binding, the Board and the Compensation Committee will review the results of the vote and take them into consideration when considering future executive compensation policies and decisions.  The advisory vote on executive compensation occurs every three years.  Accordingly, the next advisory vote on executive compensation will occur at the 2017 Annual Meeting.

The Board of Directors unanimously recommends a vote FOR approval of Proposal 4 (Item 4 on the enclosed proxy card).

Charles W. Ergen, our Chairman, currently possesses approximately 61.4% of the total voting power.  Please see “Equity Security Ownership” above.  Mr. Ergen has indicated his intention to vote in favor of Proposal 4.  Accordingly, approval of Proposal 4 is assured notwithstanding a contrary vote by any or all shareholders other than Mr. Ergen.

OTHER MATTERS

Management knows of no other business that will be presented at the Annual Meeting other than that which is set forth in this Proxy Statement.  However, if any other matter is properly presented at the Annual Meeting, the persons named in the accompanying proxy card will have discretionary authority to vote on such matter.

ADDITIONAL INFORMATION

Where to Get Additional Information

As a reporting company, we are subject to the informational requirements of the Exchange Act and accordingly file our annual report on Form 10-K, quarterly reports on Form 10-Q, current reports on Form 8-K, proxy statements and other information with the SEC.  The public may read and copy any materials filed with the SEC at the SEC’s Public Reference Room at 100 F Street, NE, Washington, DC 20549.  Please call the SEC at (800) SEC-0330 for further information on the Public Reference Room.  As an electronic filer, our public filings are maintained on the SEC’s Internet site that contains reports, proxy and information statements, and other information regarding issuers that file electronically with the SEC.  The address of that website is http://www.sec.gov.  In addition, our annual report on Form 10-K, quarterly reports on Form 10-Q, current reports on Form 8-K and amendments to those reports filed or furnished pursuant to Section 13(a) or 15(d) of the Exchange Act may be accessed free of charge through our website as soon as reasonably practicable after we have electronically filed such material with, or furnished it to, the SEC.  The address of that website is http://www.echostar.com.

Cost of Proxy Solicitation

We will bear the cost of the solicitation of proxies on behalf of the Board.  In addition to the use of the mail, proxies may be solicited by us personally, by telephone or by similar means.  None of our directors, officers or employees will be specifically compensated for those activities.  We do not expect to pay any compensation for the solicitation of proxies.  However, we will reimburse brokerage firms, custodians, nominees, fiduciaries and other persons holding our shares in their names, or in the names of nominees, at approved rates for their reasonable expenses in forwarding proxy materials to beneficial owners of securities held of record by them and obtaining their proxies.

Shareholder Communications

General.  We provide an informal process for shareholders to send communications to our Board and its members.  Shareholders who wish to contact the Board or any of its members may do so by writing to EchoStar Corporation, Attn: Board of Directors, 100 Inverness Terrace East, Englewood, Colorado 80112.  At the direction of the Board of Directors, all mail received will be opened and screened for security purposes.  Correspondence directed to an individual Board member is referred to that member.  Correspondence not directed to a particular Board member is referred to Mr. Dean A. Manson, our Executive Vice President, General Counsel and Secretary.

Submission of Shareholder Proposals and Director Nominations for 2015 Annual Meeting.  Based on the date of the 2014 Annual Meeting of Shareholders, shareholders who intend to submit a proposal or director nomination for consideration for inclusion in our proxy materials for presentation at our 2015 annual meeting of shareholders (the “2015 Annual Meeting”) must submit the proposal or director nomination to us no later than May 21, 2015.  However, because we anticipate that the 2015 Annual Meeting will occur on or around April 30, 2015, which is more than 30 days before the anniversary of the 2014 Annual Meeting, shareholders who intend to have a proposal or director nomination considered for inclusion in our proxy materials for presentation at the 2015 Annual Meeting should plan to submit the proposal or director nomination to us no later than the close of business on November 20, 2014.

In accordance with our bylaws, for a proposal or director nomination not included in our proxy materials to be brought before the 2015 Annual Meeting, a shareholder’s notice of the proposal or director nomination that the shareholder wishes to present must be delivered to Dean A. Manson, our Executive Vice President, General Counsel and Secretary, at EchoStar Corporation, 100 Inverness Terrace East, Englewood, Colorado 80112 not less than 90 nor more than 120 days prior to the first anniversary of the 2014 Annual Meeting of Shareholders.  Accordingly,

based on the date of our 2014 Annual Meeting of Shareholders, any notice given pursuant to our bylaws and outside the process of Rule 14a-8 must be received no earlier than July 1, 2015 and no later than July 31, 2015.  However, based on the anticipated date for 2015 Annual Meeting, such notice should be received no earlier than December 31, 2014 and no later than January 30, 2015.  We reserve the right to reject, rule out of order or take other appropriate action with respect to any proposal or director nomination that does not comply with these and other applicable requirements.

By Order of the Board of Directors

DEAN A. MANSON

Executive Vice President, General Counsel and Secretary

APPENDIX 1

AMENDED AND RESTATED
ECHOSTAR CORPORATION
2008 STOCK INCENTIVE PLAN

Section 1. Purpose

The purpose of this Stock Incentive Plan (the “Plan”) is to promote the interests of EchoStar Corporation (the “Company”) and its Subsidiaries by aiding the Company in attracting and retaining Participants capable of assuring the future success of the Company, to offer such personnel incentives to put forth maximum efforts for the success of the Company’s business and to afford such personnel an opportunity to acquire a proprietary interest in the Company.

Section 2. Definitions

As used in the Plan, the following terms shall have the meanings set forth below:

(a) “Award” shall mean an award granted to a Participant in accordance with the terms of this Plan in the form of Options, Stock Appreciation Rights, Restricted Stock, Restricted Stock Units, Performance Awards, Dividend Equivalents or Other Stock-Based Awards granted under the Plan, or any combination of the foregoing.

(b) “Award Agreement” shall mean any written agreement, contract or other instrument or document evidencing any Award granted under the Plan.

(c) “Code” shall mean the Internal Revenue Code of 1986, as amended from time to time, and any regulations promulgated thereunder.

(d) “Committee” shall mean the committee described in Section 3 of the Plan.

(e) “Company” shall mean EchoStar Corporation, a Nevada corporation, and any successor corporation.

(f) “Dividend Equivalent” shall mean any right granted under Section 6(e) of the Plan.

(g) “DISH” shall mean DISH Network Corporation, a Nevada corporation, and any successor corporation.

(h) “Employee Matters Agreement” shall mean the agreement entered into by the Company and DISH as of January 1, 2008.

(i) “Exchange Act” shall mean the Securities Exchange Act of 1934, as amended.

(j) “Exchange Program” means a program under which (i) outstanding Awards are surrendered or cancelled in exchange for Awards of the same type (which may have lower exercise prices and different terms), Awards of a different type, and/or cash, and/or (ii) the exercise price of an outstanding Award is reduced. The terms and conditions of any Exchange Program will be determined by the Committee in its sole discretion and shall not require separate approval by the Company’s shareholders.

(k) “Key Employee” shall mean any person, including officers and directors, in the regular full-time employment of the Company or a Subsidiary who, in the opinion of the Committee, is, or is expected to be, primarily responsible for the management, growth or protection of some part or all of the business of the Company and its Subsidiaries or otherwise to contribute substantially to the success of the Company and its Subsidiaries.

(l) “Fair Market Value” shall mean, with respect to Shares, the final closing price, as quoted by the National Association of Securities Dealers Automated Quotation System (“NASDAQ”) or any other exchange on which the Shares are traded, for the date in question. If Fair Market Value is in reference to property other than Shares, the Fair Market Value of such other property shall be determined by such methods or procedures as shall be established from time to time by the Committee.

(m) “Incentive Stock Option” shall mean an option granted under Section 6(a) of the Plan that is intended to meet the requirements of Section 422 of the Code or any successor provision.

(n) “Non-employee Director” shall mean a director of the Company who is a “non-employee director” within the meaning of Rule 16b-3.

(o) “Non-Qualified Stock Option” shall mean an option granted under Section 6(a) of the Plan that is not intended to be an Incentive Stock Option.

(p) “Option” shall mean an Incentive Stock Option or a Non-Qualified Stock Option, and shall include Restoration Options.

(q) “Other Stock-Based Award” shall mean any right granted under Section 6(f) of the Plan.

(r) “Outside Director” shall mean a director of the Company who is an “outside director” within the meaning of Section 162(m) of the Code.

(s) “Participant” shall mean (1) any Key Employee designated to be granted an Award under the Plan by the Committee, (2) a consultant or advisor currently providing services to the Company or Subsidiary (by contract or otherwise) designated to be granted an Award under the Plan by the Committee, or (3) any employee of the Company or Subsidiary designated to be granted an Award under the Plan by the Committee if such grant is part of a broad-based performance incentive program. In addition, in connection with the spin-off of the Company, certain current and former employees and consultants and advisors of DISH will be considered Participants in connection with their receipt of Replacement and Substitute Awards.

(t) “Performance Award” shall mean any right granted under Section 6(d) of the Plan.

(u) “Person” shall mean any individual, corporation, partnership, association or trust.

(v) “Plan” shall mean this 2008 Stock Incentive Plan, as amended from time to time.

(w) “Replacement and Substitute Award” shall mean an Option or Restricted Stock Unit granted in connection with the spin-off of the Company to certain current and former employees and consultants and advisors of DISH pursuant to the terms of the Employee Matters Agreement.

(x) “Restoration Option” shall mean any Option granted under Section 6(a)(iv) of the Plan which confers upon the Participant the right to receive a new Option upon the payment of the exercise price of a previously held Option by delivery of previously owned Shares.

(y) “Restricted Stock” shall mean any Share granted under Section 6(c) of the Plan, subject to such restrictions as the Committee deems appropriate or desirable.

(z) “Restricted Stock Unit” shall mean any unit granted under Section 6(c) of the Plan evidencing the right to receive a Share (or a cash payment equal to the Fair Market Value of a Share) at some future date.

(aa) “Retirement” shall mean becoming eligible to receive immediate retirement benefits under a retirement or pension plan of the Company or any Subsidiary.

(bb) “Rule 16b-3” shall mean Rule 16b-3 promulgated by the Securities and Exchange Commission under the Securities Exchange Act of 1934, as amended, or any successor rule or regulation.

(cc) “Shares” shall mean shares of Class A Common Stock, $0.001 par value, of the Company or such other securities or property as may become subject to Awards pursuant to an adjustment made under Section 4(c) of the Plan.

(dd) “Stock Appreciation Right” shall mean any right granted under Section 6(b) of the Plan.

(ee) “Subsidiary” shall mean any corporation (other than the Company) in an unbroken chain of corporations beginning with the Company if each of the corporations other than the last corporation in the unbroken chain owns 50% or more of the voting stock or other equity interests in one of the other corporations in such chain.

(ff) “Ten-Percent Stockholder” shall mean an individual who owns (within the meaning of Section 422(b)(6) of the Code) stock possessing more than 10% of the total combined voting power of all classes of stock of the Company or of a Subsidiary.

(gg) “Total Disability” shall mean the complete and permanent inability of an employee Participant to perform such Participant’s duties under the terms of the Participant’s employment with the Company or any Subsidiary, as determined by the Committee upon the basis of such evidence, including independent medical reports and data, as the Committee deems appropriate or necessary.

Section 3. Administration.

(a) Power and Authority of the Committee.

(i) The Committee. The Committee shall consist of at least two directors of the Company and may consist of the entire Board of Directors; provided, however, that (i) if the Committee consists of less than the entire Board of Directors, each member shall be a Non-employee Director and (ii) to the extent necessary for any Award intended to qualify as performance-based compensation under Section 162(m) of the Code, to so qualify, each member of the Committee, whether or not it consists of the entire Board of Directors, shall be an Outside Director. The Committee may determine the extent to which any Option under the Plan is required to comply, or not comply, with Section 409A of the Code.

(ii) Power and Authority. Subject to the express provisions of the Plan and to applicable law, the Committee shall have full power and authority to: (i) designate Participants; (ii) determine the type or types of Awards to be granted to each Participant under the Plan; (iii) determine the number of Shares to be covered by (or with respect to which payments, rights or other matters are to be calculated in connection with) each Award; (iv) determine the terms and conditions of any Award or Award Agreement which may be based on various factors such as length of employment and/or performance of the Participant or the Company (such performance criteria may include but are not limited to Company’s achievement of specified financial or other performance metrics, such as subscriber growth (for clarification purposes, with respect to Section 162(m) of the Code, such performance criteria are intended to include any one or a combination of the business criteria set forth on Exhibit A)); (v) amend the terms and conditions of any Award or Award Agreement and accelerate the exercisability of Options or the lapse of restrictions relating to Restricted Stock, Restricted Stock Units or other Awards; (vi) determine whether, to what extent and under what circumstances Awards may be exercised in cash, Shares, other securities, other Awards or other property, or canceled, forfeited or suspended; (vii) determine whether, to what extent and under what circumstances cash, Shares, other securities, other Awards, other property and other amounts payable with respect to an Award under the Plan shall be deferred either automatically or at the election of the holder thereof or the Committee; (viii) interpret and administer the Plan and any instrument or agreement relating to, or Award made under, the Plan; (ix) establish, amend, suspend or waive such rules and regulations and appoint such agents as it shall deem appropriate for the proper administration of the Plan; (x) institute one or more Exchange Programs, including without limitation any Exchange Program described in Section 9(b); and (xi) make any other determination and take any other action that the Committee deems necessary or desirable for the administration of the Plan. The Committee’s selection of a person to participate in this Plan at any time shall not require the Committee to select such person to participate in this Plan at any other time. Unless otherwise expressly provided in the Plan, all designations, determinations, interpretations and other decisions under or with respect to the Plan or any Award shall be within the sole discretion of the Committee, may be made at any time and shall be final, conclusive and binding upon any Participant, any holder or beneficiary of any Award and any employee of the Company or any Subsidiary. The Committee’s decisions and determinations under the Plan need not be uniform and may be made selectively among Participants, whether or not such Participants are similarly situated.

(b) Delegation. The Committee may, in its sole discretion, delegate such powers and duties under the Plan as it deems appropriate; provided, however, that the Committee shall not delegate its powers and duties under the Plan with regard to executive officers or directors of the Company or any Subsidiary who are subject to Section 16 of the Exchange Act.

(c) Replacement and Substitute Awards. In exercising its power and authority hereunder with respect to Replacement and Substitute Awards held by current and former employees and directors of DISH (and their respective transferees), the Committee shall (i) act in good faith and (ii) cooperate with and give due regard to any information provided by DISH. In addition, with respect to such Replacement and Substitute Awards, the Company shall not, without the prior written consent of the DISH Compensation Committee, take any discretionary action to accelerate vesting of any such awards.

Section 4. Shares Available for Awards.

(a) Shares Available. Subject to adjustment as provided in Section 4(c), the number of Shares that may be issued subject to Awards under the Plan shall not exceed 16,000,000 (for clarification purposes, this limitation applies to Incentive Stock Options); provided, however, that during the term of the Plan (i) no Participant may be granted Awards (other than Awards described in clause (ii) below) in the aggregate in respect of more than 2,000,000 Shares in any one calendar year (for clarification purposes, this limitation applies to Options and Stock

Appreciation Rights) and (ii) the maximum amount that any Participant may receive in any one calendar year in respect of Performance Awards granted pursuant to Section 6(d) may not exceed the Fair Market Value of 400,000 Shares (for clarification purposes, to the extent such award is intended to qualify as “performance-based compensation” within the meaning of Section 162(m) of the Code, the maximum amount that such Participant may receive in any one calendar year may not exceed $30,000,000). Shares to be issued under the Plan may be either Shares reacquired and held in the treasury or authorized but unissued Shares. If any Shares covered by an Award or to which an Award relates are not purchased or are forfeited, or if an Award otherwise terminates without delivery of any Shares, then the number of Shares counted against the aggregate number of Shares available under the Plan with respect to such Award, to the extent of any such forfeiture or termination, shall again be available for granting Awards under the Plan. The Company shall at all times keep available out of authorized but unissued and/or reacquired Shares the number of Shares to satisfy Awards granted under the Plan.

(b) Accounting for Awards. For purposes of this Section 4, if an Award entitles the holder thereof to receive or purchase Shares, the number of Shares covered by such Award or to which such Award relates shall be counted on the date of grant of such Award against the aggregate number of Shares available under Section 4(a) above for granting Awards under the Plan.

(c) Adjustments. In the event that the Committee shall determine that any dividend or other distribution (whether in the form of cash, Shares, other securities or other property), recapitalization, stock split, reverse stock split, reorganization, merger, consolidation, split-up, spin-off, combination, repurchase or exchange of Shares or other securities of the Company, issuance of warrants or other rights to purchase Shares or other securities of the Company or other similar corporate transaction or event affects the Shares such that an adjustment is determined by the Committee to be appropriate in order to prevent dilution or enlargement of the benefits or potential benefits intended to be made available under the Plan, then the Committee shall, in such manner as it may deem equitable, adjust any or all of (i) the number and type of Shares (or other securities or other property) which thereafter may be made the subject of Awards, (ii) the number and type of Shares (or other securities or other property) subject to outstanding Awards and (iii) the purchase or exercise price with respect to any Award; provided, however, that the number of Shares covered by any Award or to which such Award relates shall always be a whole number.

Section 5. Eligibility of Key Employees.

Any Key Employee, including any Key Employee who is an officer or director of the Company or any Subsidiary, shall be eligible to be designated a Participant; provided, however, a director of the Company who is not also an employee of the Company or a Subsidiary shall not be designated as an Participant. In determining which Key Employees shall receive an Award and the terms of any Award, the Committee may take into account the nature of the services rendered by the respective Key Employees, their present and potential contributions to the success of the Company or such other factors as the Committee, in its sole discretion, shall deem relevant. Notwithstanding the foregoing, an Incentive Stock Option may only be granted to full or part-time employees (which term as used herein includes, without limitation, officers and directors who are also employees) of the Company and its Subsidiaries.

Section 6. Awards.

(a) Options. The Committee is hereby authorized to grant Options to Participants with the following terms and conditions and with such additional terms and conditions not inconsistent with the provisions of the Plan as the Committee shall determine, which terms and conditions shall be set forth in a form approved by the Committee.

(i) Exercise Price. The exercise price per Share purchasable under an Option shall be determined by the Committee; provided, however, that, the exercise price of an Option shall not be less than 100% of the Fair Market Value of a Share on the date of grant of such Option (110% in the case of an Incentive Stock Option granted to a Ten-Percent Stockholder); provided, further, that the aggregate Fair Market Value, determined at the time an Incentive Stock Option is granted, of the Shares with respect to which Incentive Stock Options may be exercisable for the first time by an employee Participant in any calendar year under all plans of the Company and any parent corporation of the Company and any Subsidiary shall not exceed $100,000.

(ii) Option Term. The term of each Option shall be for a period of ten years from the date of grant of any Incentive Stock Option (5 years in the case of an Incentive Stock Option granted to a Ten-Percent Stockholder) and ten years and three months from the date of grant of a Non-Qualified Stock Option, unless an earlier expiration date shall be stated in the Option or the Option shall cease to be exercisable pursuant to this Section 6. If an employee Participant’s employment with the Company and all Subsidiaries terminates other than by reason of such

Participant’s death, Total Disability or Retirement, the Participant’s Option shall terminate and cease to be exercisable upon termination of employment, unless the Committee shall determine otherwise.

(iii) Time and Method of Exercise. The Committee shall determine the time or times at which an Option may be exercised in whole or in part and the method or methods by which, and the form or forms (including, without limitation, cash, Shares, promissory notes, other securities, other Awards or other property, or any combination thereof, having a Fair Market Value on the exercise date equal to the relevant exercise price) in which, payment of the exercise price with respect thereto may be made or deemed to have been made. The Committee may also permit the holders of Options, in accordance with such procedures as the Committee may in its sole discretion establish, including those set forth in Section 6(g) hereof, to exercise Options and sell Shares acquired pursuant to a brokerage or similar arrangement approved in advance by the Committee, and to use the proceeds from such sale as payment of the exercise price of such Options.

(iv) Restoration Options. The Committee may grant Restoration Options, separately or together with another Option, pursuant to which, subject to the terms and conditions established by the Committee and any applicable requirements of Rule 16b-3 or any other applicable law, the Participant would be granted a new Option when the payment of the exercise price of the Option to which such Restoration Option relates is made by the delivery of Shares owned by the Participant pursuant to the relevant provisions of the Plan or agreement relating to such Option, which new Option would be an Option to purchase the number of Shares not exceeding the sum of (A) the number of Shares so provided as consideration upon the exercise of the previously granted Option to which such Restoration Option relates and (B) the number of Shares, if any, tendered or withheld as payment of the amount to be withheld under applicable tax laws in connection with the exercise of the Option to which such Restoration Option relates pursuant to the relevant provisions of the Plan or agreement relating to such Option. Restoration Options may be granted with respect to Options previously granted under the Plan or any other stock option plan of the Company, and may be granted in connection with any Option granted under the Plan or any other stock option plan of the Company at the time of such grant; provided, however, that Restoration Options may not be granted with respect to any Option granted to a Non-employee Director under any other stock option plan of the Company.

(v) Incentive and Non-Qualified Stock Options. Each Option granted pursuant to the Plan shall specify whether it is an Incentive Stock Option or a Non-Qualified Stock Option, provided that the Committee may in the case of the grant of an Incentive Stock Option give the Participant the right to receive in its place a Non-Qualified Stock Option.

(b) Stock Appreciation Rights. The Committee is hereby authorized to grant Stock Appreciation Rights to Participants subject to the terms of the Plan and any applicable Award Agreement. A Stock Appreciation Right granted under the Plan shall confer on the holder thereof a right to receive upon exercise thereof the excess of (i) the Fair Market Value of one Share on the date of exercise (or, if the Committee shall so determine, at any time during a specified period before or after the date of exercise) over (ii) the grant price of the Stock Appreciation Right as specified by the Committee, which price shall not be less than 100% of the Fair Market Value of one Share on the date of grant of the Stock Appreciation Right. Subject to the terms of the Plan and any applicable Award Agreement, the grant price, term, methods of exercise, dates of exercise, methods of settlement and any other terms and conditions of any Stock Appreciation Right shall be as determined by the Committee. The Committee may impose such conditions or restrictions on the exercise of any Stock Appreciation Right as it may deem appropriate.

(c) Restricted Stock and Restricted Stock Units. The Committee is hereby authorized to grant Awards of Restricted Stock and Restricted Stock Units to Participants with the following terms and conditions and with such additional terms and conditions not inconsistent with the provisions of the Plan as the Committee shall determine:

(i) Restrictions. Shares of Restricted Stock and Restricted Stock Units shall be subject to such restrictions as the Committee may impose (including, without limitation, any limitation on the right to vote a Share of Restricted Stock or the right to receive any dividend or other right or property with respect thereto), which restrictions may lapse separately or in combination at such time or times, in such installments or otherwise as the Committee may deem appropriate (the “Restricted Period”).

(ii) Stock Certificates. Any Restricted Stock granted under the Plan shall be evidenced by issuance of a stock certificate or certificates, which certificate or certificates shall be held by the Company. Such certificate or certificates shall be registered in the name of the Participant and shall bear an appropriate legend referring to the terms, conditions and restrictions applicable to such Restricted Stock. Except as otherwise provided in this Section 6(c), no Shares of Restricted Stock received by a Participant shall be sold, exchanged, transferred, pledged, hypothecated or otherwise disposed of during the Restricted Period. In the case of Restricted Stock Units, no Shares shall be issued at the time such Awards are granted.

(iii) Forfeiture; Delivery of Shares. Except as otherwise determined by the Committee, upon termination of a Participant’s employment (as determined under criteria established by the Committee) during the applicable Restricted Period, all Shares of Restricted Stock and all Restricted Stock Units held by such Participant at such time subject to restriction shall be forfeited and reacquired by the Company; provided, however, that in the cases of death, Total Disability or Retirement, or in circumstances where the Committee finds that a waiver would be in the best interest of the Company, the Committee may waive in whole or in part any or all remaining restrictions with respect to Shares of Restricted Stock or Restricted Stock Units. Any Share representing Restricted Stock that is no longer subject to restrictions shall be delivered to the holder thereof promptly after the applicable restrictions lapse or are waived. Upon the lapse or waiver of restrictions and the restricted period relating to Restricted Stock Units evidencing the right to receive Shares, such Shares shall be issued and delivered to the holders of the Restricted Stock Units.

(d) Performance Awards. The Committee is hereby authorized to grant Performance Awards to Participants subject to the terms of the Plan and any applicable Award Agreement. A Performance Award granted under the Plan (i) may be denominated or payable in cash, Shares (including, without limitation, Restricted Stock), other securities, other Awards or other property and (ii) shall confer on the holder thereof the right to receive payments, in whole or in part, upon the achievement of such performance goals during such performance periods as the Committee shall establish. Subject to the terms of the Plan and any applicable Award Agreement, the performance goals to be achieved during any performance period, the length of any performance period, the amount of any Performance Award granted, the amount of any payment or transfer to be made pursuant to any Performance Award and any other terms and conditions of any Performance Award shall be determined by the Committee.

(e) Dividend Equivalents. The Committee is hereby authorized to grant to Participants Dividend Equivalents under which such Participants shall be entitled to receive payments (in cash, Shares, other securities, other Awards or other property as determined in the discretion of the Committee) equivalent to the amount of cash dividends paid by the Company to holders of Shares with respect to a number of Shares determined by the Committee. Subject to the terms of the Plan and any applicable Award Agreement, such Dividend Equivalents may have such terms and conditions as the Committee shall determine.

(f) Other Stock-Based Awards. The Committee is hereby authorized to grant to Participants such other Awards that are denominated or payable in, valued in whole or in part by reference to, or otherwise based on or related to, Shares (including, without limitation, securities convertible into Shares), as are deemed by the Committee to be consistent with the purpose of the Plan; provided, however, that such grants must comply with applicable law and, in the case of executive officers and directors of the Company, Rule 16b-3. Subject to the terms of the Plan and any applicable Award Agreement, the Committee shall determine the terms and conditions of such Awards. Shares or other securities delivered pursuant to a purchase right granted under this Section 6(f) shall be purchased for such consideration, which may be paid by such method or methods and in such form or forms (including without limitation, cash, Shares, promissory notes, other securities, other Awards or other property or any combination thereof), as the Committee shall determine, the value of which consideration, as established by the Committee, shall not be less than 100% of the Fair Market Value of such Shares or other securities as of the date such purchase right is granted.

(g) General.

(i) No Cash Consideration for Awards. Awards shall be granted for no cash consideration or for such minimal cash consideration as may be required by applicable law.

(ii) Awards May Be Granted Separately or Together. Awards may, in the discretion of the Committee, be granted either alone or in addition to, in tandem with, or in substitution for, any other Award or any award granted under any plan of the Company or any Subsidiary other than the Plan. Awards granted in addition to or in tandem with other Awards or in addition to or in tandem with awards granted under any such other plan of the Company or any Subsidiary may be granted either at the same time as, or at a different time from, the grant of such other Awards or awards.

(iii) Forms of Payment under Awards. Subject to the terms of the Plan and of any applicable Award Agreement, payments or transfers to be made by the Company or a Subsidiary upon the grant, exercise or payment of an Award may be made in such form or forms as the Committee shall determine (including, without limitation, cash, Shares, promissory notes, other securities, other Awards or other property or any combination thereof), and may be made in a single payment or transfer, in installments or on a deferred basis, in each case in accordance with rules and procedures established by the Committee. Such rules and procedures may include, without limitation, provisions for the payment or crediting of reasonable interest on installment or deferred payments or the grant or crediting of Dividend Equivalents with respect to installment or deferred payments.

(iv) Cashless Exercise. Options may be exercised in whole or in part upon delivery to the Secretary of the Company of an irrevocable written notice of exercise. The date on which such notice is received by the Secretary shall be the date of exercise of the Option, provided that within three business days of the delivery of such notice the funds to pay for exercise of the Option are delivered to the Company by a broker acting on behalf of the optionee either in connection with the sale of the Shares underlying the Option or in connection with the making of a margin loan to the optionee to enable payment of the exercise price of the Option. In connection with the foregoing, the Company will provide a copy of the notice of exercise of the Option to the aforesaid broker upon receipt by the Secretary of such notice and will deliver to such broker, within three business days of the delivery of such notice to the Company, a certificate or certificates (as requested by the broker) representing the number of Shares underlying the Option that have been sold by such broker for the optionee.

(v) Limits on Transfer of Awards. No Award and no right under any such Award shall be transferable by a Participant otherwise than by will, the laws of descent and distribution or pursuant to a qualified domestic relations order as defined by the Code; provided, however, that, if so determined by the Committee, a Participant may, in the manner established by the Committee, designate a beneficiary or beneficiaries to exercise the rights of the Participant and receive any property distributable with respect to any Award upon the death of the Participant. Each Award or right under any Award shall be exercisable during the Participant’s lifetime only by the Participant or, if permissible under applicable law, by the Participant’s guardian or legal representative. No Award or right under any such Award may be pledged, alienated, attached or otherwise encumbered, and any purported pledge, alienation, attachment or encumbrance thereof shall be void and unenforceable against the Company or any Subsidiary.

(vi) Term of Awards. Unless otherwise expressly set forth in the Plan, the term of each Award shall be for such period as may be determined by the Committee.

(vii) Restrictions; Securities Listing. All certificates for Shares or other securities delivered under the Plan pursuant to any Award or the exercise thereof shall be subject to such stop transfer orders and other restrictions as the Committee may deem advisable under the Plan or the rules, regulations and other requirements of the Securities and Exchange Commission and any applicable federal or state securities laws, and the Committee may cause a legend or legends to be placed on any such certificates to make appropriate reference to such restrictions. If the Shares or other securities are traded on NASDAQ or a securities exchange, the Company shall not be required to deliver any Shares or other securities covered by an Award unless and until such Shares or other securities have been admitted for trading on NASDAQ or such securities exchange.

Section 7. Amendment and Termination; Adjustments.

Except to the extent prohibited by applicable law and unless otherwise expressly provided in an Award Agreement or in the Plan:

(a) Amendments to the Plan. The Board of Directors of the Company may amend, alter, suspend, discontinue or terminate the Plan; provided, however, that, notwithstanding any other provision of the Plan or any Award Agreement, without the approval of the stockholders of the Company, no such amendment, alteration, suspension, discontinuation or termination shall be made that, absent such approval;

(i) would violate the rules or regulations of NASDAQ or any securities exchange that are applicable to the Company; or

(ii) would cause the Company to be unable, under the Code, to grant Incentive Stock Options under the Plan.

(b) Amendments to Awards. The Committee may waive any conditions of or rights of the Company under any outstanding Award, prospectively or retroactively. The Committee may not amend, alter, suspend, discontinue or terminate any outstanding Award, prospectively or retroactively, without the consent of the Participant or holder or beneficiary thereof, except as otherwise herein provided (for clarification purposes, in no event shall the consent of the participant or holder or beneficiary be required in order for the Committee to effectuate a “lock-up”).

(c) Correction of Defects, Omissions and Inconsistencies. The Committee may correct any defect, supply any omission or reconcile any inconsistency in the Plan or any Award in the manner and to the extent it shall deem desirable to carry the Plan into effect.

Section 8. Income Tax Withholding; Tax Bonuses.

(a) Withholding. In order to comply with all applicable federal or state income tax laws or regulations, the Company may take such action as it deems appropriate to ensure that all applicable federal or state payroll, withholding, income or other taxes, which are the sole and absolute responsibility of a Participant, are withheld or collected from such Participant. In order to assist a Participant in paying all or a portion of the federal and state taxes to be withheld or collected upon exercise or receipt of (or the lapse of restrictions relating to) an Award, the Committee, in its discretion and subject to such additional terms and conditions as it may adopt, may permit the Participant to satisfy such tax obligation by (i) electing to have the Company withhold a portion of the Shares otherwise to be delivered upon exercise or receipt of (or the lapse of restrictions relating to) such Award with a Fair Market Value equal to the amount of such taxes or (ii) delivering to the Company shares other than Shares issuable upon exercise or receipt of (or the lapse of restrictions relating to) such Award with a Fair Market Value equal to the amount of such taxes.

(b) Tax Bonuses. The Committee, in its discretion, shall have the authority, at the time of grant of any Award under this Plan or at any time thereafter, to approve cash bonuses to designated Participants to be paid upon their exercise or receipt of (or the lapse of restrictions relating to) Awards in order to provide funds to pay all or a portion of federal and state taxes due as a result of such exercise or receipt (or the lapse of such restrictions). The Committee shall have full authority in its discretion to determine the amount of any such tax bonus.

Section 9. General Provisions

(a) No Rights to Awards. No Key Employee, Participant or other Person shall have any claim to be granted any Award under the Plan, and there is no obligation for uniformity of treatment of Key Employees, Participants or holders or beneficiaries of Awards under the Plan. The terms and conditions of Awards need not be the same with respect to any Participant or with respect to different Participants.

(b) Exchange Programs. For the avoidance of doubt, the Committee, in its sole discretion, may provide for, and the Company may implement, one or more Exchange Programs, pursuant to which certain outstanding awards under any equity incentive plan of the Company, could, at the election of the person holding such Awards, be tendered to the Company for cancellation in exchange for the issuance of Awards under the Plan. The terms and conditions of any Exchange Program pursuant to this Section 9(b) will be determined by the Committee in its sole discretion.

(c) Award Agreements. No Participant will have rights under an Award granted to such Participant unless and until an Award Agreement shall have been duly executed on behalf of the Company.

(d) No Limit on Other Compensation Arrangements. Nothing contained in the Plan shall prevent the Company or any Subsidiary from adopting or continuing in effect other or additional compensation arrangements, and such arrangements may be either generally applicable or applicable only in specific cases.

(e) No Right to Employment. The grant of an Award shall not be construed as giving a Participant the right to be retained in the employ of the Company or any Subsidiary, nor will it affect in any way the right of the Company or a Subsidiary to terminate such employment at any time, with or without cause. In addition, the Company or a Subsidiary may at any time dismiss a Participant from employment free from any liability or any claim under the Plan, unless otherwise expressly provided in the Plan or in any Award Agreement.

(f) Assignability. No Award granted under this Plan, nor any other rights acquired by a Participant under this Plan, shall be assignable or transferable by a Participant, other than by will or the laws of descent and distribution or pursuant to a qualified domestic relations order as defined by the Code, Title I of the Employee Retirement Income Security Act, or the rules promulgated thereunder.

(g) Governing Law. The validity, construction and effect of the Plan or any Award, and any rules and regulations relating to the Plan or any Award, shall be determined in accordance with the laws of the State of Colorado.

(h) Severability. If any provision of the Plan or any Award is or becomes or is deemed to be invalid, illegal or unenforceable in any jurisdiction or would disqualify the Plan or any Award under any law deemed applicable by the Committee, such provision shall be construed or deemed amended to conform to applicable laws, or if it cannot be so construed or deemed amended without, in the determination of the Committee, materially altering the purpose or intent of the Plan or the Award, such provision shall be stricken as to such jurisdiction or Award, and the remainder of the Plan or any such Award shall remain in full force and effect.

(i) No Trust or Fund Created. Neither the Plan nor any Award shall create or be construed to create a trust or separate fund of any kind or a fiduciary relationship between the Company or any Subsidiary and a Participant or any other Person. To the extent that any Person acquires a right to receive payments from the Company or any Subsidiary pursuant to an Award, such right shall be no greater than the right of any unsecured general creditor of the Company or any Subsidiary.

(j) No Fractional Shares. No fractional Shares shall be issued or delivered pursuant to the Plan or any Award, and the Committee shall determine whether cash shall be paid in lieu of any fractional Shares or whether such fractional Shares or any rights thereto shall be canceled, terminated or otherwise eliminated.

(k) Transfers and Leaves of Absence. Solely for the purposes of the Plan: (a) a transfer of an employee Participant’s employment without an intervening period from the Company to a Subsidiary or vice versa, or from one Subsidiary to another, shall not be deemed a termination of employment, and (b) an employee Participant who is granted in writing a leave of absence shall be deemed to have remained in the employ of the Company or a Subsidiary, as the case may be, during such leave of absence.

(l) Headings. Headings are given to the Sections and subsections of the Plan solely as a convenience to facilitate reference. Such headings shall not be deemed in any way material or relevant to the construction or interpretation of the Plan or any provision thereof.

(m) Replacement and Substitute Awards. Notwithstanding anything in this Plan to the contrary, any Option or Award that is intended to be a Replacement or Substitute Award granted in connection with the spin-off of the Company shall be subject to the same terms and conditions as the original DISH award to which it relates; provided, however that such awards shall be administered by the Committee. In this regard, all employment with DISH shall be taken into account for purposes of determining the vesting and exercisability provisions of such Options and/or Awards.

Section 10. Effective Date of the Plan.

The Plan shall be effective as of January 1, 2008, subject to approval by the stockholders of the Company on or before that date or within one year thereafter.

Section 11. Term of the Plan.

Unless the Plan shall have been discontinued or terminated as provided in Section 7(a), the Plan shall terminate on January 1, 2018. No Award shall be granted after the termination of the Plan. However, unless otherwise expressly provided in the Plan or in an applicable Award Agreement, any Award theretofore granted may extend beyond the termination of the Plan, and the authority of the Committee provided for hereunder with respect to the Plan and any Awards, and the authority of the Board of Directors of the Company to amend the Plan, shall extend beyond the termination of the Plan.

EXHIBIT A
PERFORMANCE CRITERIA

Subscribers, subscriber service and subscriber satisfaction: customers; subscribers; total subscribers; gross subscriber additions; net subscriber additions; subscriber quality; churn subscribers; average subscriber life; ratings; retention; viewership; or similar criteria.

Employees and employment activities: attrition; retention; satisfaction; ethics compliance; management effectiveness; workforce diversity; individual executive performance; or similar criteria.

Revenues, expenses and earnings: revenues; sales; net revenues; operating costs and expenses; overhead costs; costs of revenues; costs of sales; broadcast programming and other costs; subscriber service expenses; broadcast operations expense; selling, general and administrative expense; subscriber acquisition costs; upgrade and retention costs; general and administrative expenses; depreciation and amortization; operating profit; operating results; operating income; adjusted operating income; operating earnings; operating profit before depreciation and amortization; interest income; interest expense; other income and expense; other, net; income from continuing operations; earnings from continuing operations; income from continuing operations before income taxes and minority interests; income tax expense; minority interests in net earnings of subsidiaries; income from continuing operations before cumulative effect of accounting changes; income from discontinued operations; cumulative effect of accounting changes; net income; adjusted net income; basic or diluted earnings or loss per common share for income or loss from continuing operations before cumulative effect of accounting changes, for income or loss from discontinued operations (net of taxes), for cumulative effect of accounting changes (net of taxes), or for net income or loss; dividends paid; or similar criteria.

Financial metrics: cash; cash on hand; cash balance; cash equivalents; cash and cash equivalents; cash and short term investments; cash flow; operating cash flows; adjusted operating cash flows; cash from operations; investing cash flows; financing cash flows; free cash flow; free cash flow before net cash paid for interest and taxes; cash flow before or after operating activities, investing activities, financing activities or discontinued operations; capital expenditures; cash paid for property, equipment, satellites, and/or leased set top receivers; proceeds from dispositions of businesses, assets, or other investments; average revenue per unit (ARPU); unit acquisition costs (SAC) per gross unit addition; average cost per unit (ACPU); average margin per unit (AMPU); pre-SAC margin; operating profit margin; operating margin; profit margin; net income margin; bad debt percentage; earnings per share; adjusted earnings per share; return on assets; adjusted return on assets; return on average assets; return in excess of cost of capital; return on equity; return on net assets; return on investment; return on net investment; return on average equity; adjusted return on equity; cash flow return on investment (discounted or otherwise); cash flow return on capital; cash flow in excess of cost of capital; cash flow return on tangible capital; contribution margin; debt to capital ratio; debt to equity ratio; net present value; internal rate of return; profit in excess of cost of capital; return on capital; return on net or average assets, equity or capital; return on shareholders’ equity; return on invested capital; return on investors’ capital; return on operating revenue; return on total capital; risk-adjusted return on capital; total equity ratio; total shareholder return; cost of goods sold; accounts receivable; unit sales; or similar criteria.

Stock price: share price; share price growth or appreciation; share price growth or appreciation in comparison with industry or market indices; shareholder value; shareholder value growth or appreciation; total market capitalization; total market capitalization growth or appreciation; total market value; total market value growth or appreciation; or similar criteria.

Other performance measures: acquisitions or divestitures of subsidiaries, affiliates and joint ventures; control of expenses; corporate values; economic value added (EVA); environment; facilities utilization; implementation or completion of critical projects; installations; market expansion; market penetration; market share; number of channels broadcast in standard and/or high definition on a national and/or local basis; network upgrades; operating performance; penetration rates; installation and service work order completion; closed, rescheduled or similar performance or productivity rates; number of service calls; availability rates; hardware recovery; hardware refurbishment or redeployment; hardware performance; average subscriber service phone call times; number of subscriber service phone calls received; service level; performance relative to budget, forecast or market expectations; performance standards relevant to our business, product or service; safety; shareholder value added; strategic business criteria based on meeting specified product development, strategic partnering, research and development, market penetration or geographic business expansion goals; value added; website visits; website advertising; intellectual property (e.g., patents); satellite utilization or similar criteria.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS: KEEP THIS PORTION FOR YOUR RECORDS DETACH AND RETURN THIS PORTION ONLY THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED. Date Signature (Joint Owners) Date Signature [PLEASE SIGN WITHIN BOX] VOTE BY INTERNET - www.proxyvote.com Use the Internet to transmit your voting instructions up until 11:59 P.M. Eastern Time the day before the meeting date. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form. VOTE BY PHONE - 1-800-690-6903 Use any touch-tone telephone to transmit your voting instructions up until 11:59 P.M. Eastern Time the day before the meeting date. Have your proxy card in hand when you call and follow the instructions. VOTE BY MAIL Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717. ELECTRONIC DELIVERY OF FUTURE PROXY MATERIALS If you would like to reduce the costs incurred by our company in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access proxy materials electronically in future years. ECHOSTAR CORPORATION 100 INVERNESS TERRACE EAST ENGLEWOOD, CO 80112 M78275-P55755 To withhold authority to vote for any individual nominee(s), mark “For All Except” and write the number(s) of the nominee(s) on the line below. ECHOSTAR CORPORATION For All Except Withhold All For All The Board of Directors recommends you vote FOR the following: ! ! ! 1. Election of Directors Nominees: 01) R. Stanton Dodge 02) Michael T. Dugan 03) Charles W. Ergen 04) Anthony M. Federico 05) Pradman P. Kaul 06) Tom A. Ortolf 07) C. Michael Schroeder Abstain Against For ! ! ! 2. To ratify the appointment of KPMG LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2014; ! ! ! 3. To re-approve the material terms of the performance goals of the EchoStar Corporation 2008 Stock Incentive Plan for purposes of complying with Section 162(m) of the Internal Revenue Code of 1986, as amended; and ! ! ! 4. To approve the compensation of our named executive officers on a non-binding advisory basis. Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name by authorized officer. ! For address changes/comments, mark here. (see reverse for instructions) Materials Election - Check this box if you want to receive a complete set of future proxy materials by mail, at no extra cost. If you do not take action you may receive only a Notice to inform you of the Internet availability of proxy materials. !

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting: The Annual Report and Notice & Proxy Statement are available at www.proxyvote.com. M78276-P55755 ECHOSTAR CORPORATION PROXY SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS The undersigned hereby appoints Charles W. Ergen and Dean A. Manson, each with the power to appoint his substitute, and hereby authorizes them to represent and to vote as designated on the reverse, all Class A Shares, Class B Shares and Preferred Tracking Shares of EchoStar Corporation held of record by the undersigned on September 4, 2014, at the Annual Meeting of Shareholders to be held on October 29, 2014, or any adjournment or postponement thereof. THIS PROXY WHEN PROPERLY EXECUTED WILL BE VOTED IN THE MANNER DIRECTED HEREIN BY THE UNDERSIGNED SHAREHOLDER. IF NO DIRECTION IS MADE THIS PROXY WILL BE VOTED (1) FOR THE ELECTION OF EACH OF THE SEVEN DIRECTORS SET FORTH ON THE REVERSE SIDE, (2) FOR THE RATIFICATION OF THE APPOINTMENT OF KPMG LLP AS OUR INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR THE FISCAL YEAR ENDING DECEMBER 31, 2014, (3) FOR THE RE-APPROVAL OF THE MATERIAL TERMS OF THE PERFORMANCE GOALS OF THE ECHOSTAR CORPORATION 2008 STOCK INCENTIVE PLAN FOR PURPOSES OF COMPLYING WITH SECTION 162(M) OF THE INTERNAL REVENUE CODE OF 1986, AS AMENDED; AND (4) FOR THE APPROVAL OF THE COMPENSATION OF OUR NAMED EXECUTIVE OFFICERS ON A NON-BINDING ADVISORY BASIS. THIS PROXY CONFERS DISCRETIONARY AUTHORITY WITH RESPECT TO PROPOSALS NOT KNOWN OR DETERMINED AT THE TIME OF THE MAILING OF THE NOTICE OF ANNUAL MEETING OF SHAREHOLDERS TO THE UNDERSIGNED. PLEASE SIGN AND RETURN THIS PROXY IN THE ENCLOSED PRE-ADDRESSED ENVELOPE. THE TENDER OF A PROXY WILL NOT AFFECT YOUR RIGHT TO VOTE IN PERSON IF YOU ATTEND THE MEETING OR TO SUBMIT A LATER DATED REVOCATION OR AMENDMENT TO THIS PROXY ON ANY OF THE ISSUES SET FORTH ON THE REVERSE. Address changes/comments: _______________________________________________________________________________ ________________________________________________________________________________________________________ (If you noted any Address Changes and/or Comments above, please mark corresponding box on the reverse side.) Continued and to be signed on reverse side